Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SPEEDWAY MOTORSPORTS, LLC,

SPEEDCO II, INC.,

and

DOVER MOTORSPORTS, INC.

November 8, 2021

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INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	Section 8.1(a)
Acquisition Agreement	Section 5.4(d)
Adverse Recommendation Change	Section 5.4(d)
Affiliate	Section 8.1(b)
Affiliate Transaction	Section 3.26
Agreement	Preamble
Associated Party	Section 8.1(c)
Company Balance Sheet	Section 3.12(a)
Book-Entry Shares	Section 2.1(c)(iii)
Business Day	Section 8.1(d)
Certificate of Merger	Section 1.5
Certificates	Section 2.1(c)(iii)
Chosen Courts	Section 8.5
Claim	Section 5.5(b)
Class A Stock	Recitals
Class A Stock Offer Price	Recitals
Class A Per Share Price	Section 2.1(c)(ii)
Closing	Section 1.4
Closing Date	Section 1.4
Code	Section 2.2(f)
Common Per Share Price	Section 2.1(c)(i)
Common Stock	Recitals
Common Stock Offer Price	Recitals
Company	Preamble
Company Assets	Section 3.7
Company Benefit Plan	Section 3.16(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Documents	Section 3.11(a)
Company Disclosure Schedule	Article III
Company Equity Awards	Section 2.3(d)
Company Equity Plan	Section 8.1(e)
Company Financial Advisor	Section 3.27
Company IP Registrations	Section 3.20(a)
Company Material Adverse Effect	Section 8.1(f)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 8.1(g)
Company Performance Awards	Section 2.3(c)
Company Permits	Section 3.24(a)
Company Stock Awards	Section 2.3(b)
Company SEC Documents	Section 8.1(h)
Company Termination Fee	Section 7.6(c)
Company Title Insurance Policy	Section 3.22(b)

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Compensation Arrangement	Section 3.16(n)
Compensation Arrangement Approvals	Section 3.16(n)
Compensation Committee	Section 3.16(n)
Confidentiality Agreement	Section 5.3(b)
Contract	Section 8.1(j)
COVID-19	Section 8.1(k)
COVID-19 Measures	Section 8.1(l)
Credit Agreement	Section 8.1(m)
Data	Section 8.1(n)
Data Breach	Section 8.1(o)
Debt Financing	Section 5.9(b)
DGCL	Recitals
Dissenting Shares	Section 2.4
Effective Time	Section 1.5
Enforceability Exceptions	Section 8.1(p)
Environmental and Safety Laws	Section 8.1(q)
ERISA	Section 3.16(a)
ERISA Affiliate	Section 3.16(a)
Exchange Act	Section 3.6(b)
Excluded Shares	Section 2.1(b)
Expenses	Section 5.8
Expiration Time	Section 1.1(c)
Filing	Section 8.1(s)
GAAP	Section 3.10(a)(ii)
Governmental Authority	Section 8.1(t)
Governmental Authorizations	Section 3.6
Hazardous Materials	Section 8.1(u)
HSR Act	Section 3.6(d)
Indemnitee or Indemnitees	Section 5.5(a)
Initial Expiration Time	Section 1.1(c)
Intellectual Property	Section 8.1(v)
Intellectual Property Agreements	Section 8.1(w)
Intervening Event	Section 8.1(x)
IRS	Section 3.16(b)
IT Assets	Section 8.1(y)
Knowledge	Section 8.1(z)
Law	Section 8.1(aa)
Leased Real Property	Section 3.22(c)
Legal Actions	Section 3.14
Liabilities, Liability	Section 8.1(bb)
Licensed Intellectual Property	Section 8.1(cc)
Liens	Section 8.1(dd)
Marketing Materials	Section 5.9(b)(i)
Material Contracts	Section 3.15
Maximum Premium	Section 5.5(c)

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Merger	Recitals
Merger Consideration	Section 2.1(c)(ii)
Merger Sub	Preamble
Merger Transactions	Recitals
Minimum Condition	Annex I
NASCAR Approval	Section 5.6(a)
Non-Party Affiliates	Section 8.18
Notice Period	Section 5.4(e)(iii)
NYSE	Section 1.1(d)
Off-the-Shelf Software	Section 8.1(ff)
Offer	Recitals
Offer Acceptance Time	Section 1.1(e)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(i)
Offer Prices	Recitals
Option Consideration	Section 2.3(a)
Orders	Section 8.1(gg)
Outside Date	Section 7.2(a)
Owned Intellectual Property	Section 8.1(hh)
Owned Real Property	Section 3.22(a)
Parent	Preamble
Parent Assets	Section 4.5
Parent Material Adverse Effect	Section 8.1(jj)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Payoff Amount	Section 5.9(a)
Payoff Letter	Section 5.9(a)
PBGC	Section 3.16(c)
Permits	Section 3.24(a)
Permitted Lien	Section 8.1(kk)
Person	Section 8.1(ll)
Personal Data	Section 8.1(mm)
Preferred Stock	Section 3.8(a)
Privacy and Information Security Requirements	Section 8.1(nn)
Process	Section 8.1(oo)
Real Property Leases	Section 3.22(d)
Representatives	Section 8.1(pp)
Rights or rights	Section 8.1(rr)
Rights Agreements	Section 8.1(ss)
Sanctions	Section 3.25(b)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(i)
SEC	Section 3.6(b)
Securities Act	Section 3.9
Special Committee	Recitals

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Special Committee Recommendation	Recitals
Stockholder List Date	Section 1.2(b)
Subsidiary	Section 8.1(uu)
Superior Proposal	Section 8.1(vv)
Support Agreement	Recitals
Surviving Bylaws	Section 1.9
Surviving Charter	Section 1.8
Surviving Corporation	Section 1.3
Takeover Law	Section 3.29
Takeover Proposal	Section 8.1(ww)
Tax Returns	Section 8.1(xx)
Taxes	Section 8.1(yy)
Trade Secrets	Section 8.1(zz)
Trademarks	Section 8.1(aaa)
Willful and Material Breach	Section 8.1(bbb)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2021 (this “Agreement”), is by and among Speedway Motorsports, LLC, a Delaware limited liability company (“Parent”), Speedco II, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dover Motorsports, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent, upon the terms and subject to the conditions set forth in this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Offer”) to purchase (i) all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”) at a price per share of $3.61 (such amount, or any other amount per share paid in the Offer in accordance with this Agreement, the “Common Stock Offer Price”), subject to any required withholding of Taxes, without interest, net to the holder in cash, and (ii) all of the outstanding shares of class A common stock, par value $0.10 per share, of the Company (the “Class A Stock”) at a price per share of $3.61 (such amount, or any other amount per share paid in the Offer in accordance with this Agreement, the “Class A Stock Offer Price” and together with the Common Stock Offer Price, the “Offer Prices”), subject to any required withholding of Taxes, without interest, net to the holder in cash;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall, in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), merge with and into the Company (the “Merger”), with the Company surviving the Merger and pursuant to which each share of Common Stock and each share of Class A Stock that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Prices;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee of the Company Board (the “Special Committee”) to review, evaluate and negotiate any proposal for a business combination transaction involving the Company and to recommend or not recommend that the Company Board approve any such transaction;

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the Offer and the Merger (the “Merger Transactions”), are fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger Transactions and declared it advisable for the Company to enter into this Agreement and consummate the Merger Transactions, and (iii) recommended that the Company Board adopt resolutions approving and adopting this Agreement and declaring it advisable for the Company to enter into this Agreement and consummate the Merger Transactions, and resolving to make the Company Board Recommendation (as defined below) (such recommendation of the Special Committee, the “Special Committee Recommendation”), in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has (i) determined that this Agreement and the Merger Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger Transactions and declared it advisable for the Company enter into this Agreement and consummate the Merger Transactions, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger Transactions, (iv) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and (v) resolved to recommend that the Company’s stockholders tender their shares of Common Stock and Class A Stock in the Offer (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Offer and the other Merger Transactions;

WHEREAS, the board of directors of Parent has approved this Agreement and the Merger Transactions, and Parent, in its capacity as the sole stockholder of Merger Sub, has agreed to adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into agreements with certain stockholders of the Company, pursuant to which, among other things, such stockholders have, subject to the conditions in such agreement, irrevocably agreed to tender the shares of Common Stock and Class A Stock beneficially owned by them in the Offer (as the same may be amended from time to time pursuant to its terms, the “Support Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article I
THE MERGER TRANSACTIONS

Section 1.1      The Offer.

(a)            Upon the terms and subject to the conditions of this Agreement (including Article VII), as promptly as reasonably practicable following the date hereof, but in any event no later than the tenth Business Day (unless otherwise agreed to by Parent and the Company) after the initial public announcement of the execution of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Common Stock and Class A Stock validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (as they may be amended in accordance with this Agreement, the “Offer Conditions”).

(b)            To the extent permitted by Law, Parent and Merger Sub expressly reserve the right, at any time, to waive, in whole or in part, any Offer Condition (other than the Minimum Condition), to increase the Offer Prices or to modify the terms of the Offer in a manner consistent with the terms of this Agreement; provided, however, that, without the prior written consent of the Company, neither Parent nor Merger Sub shall (i) reduce the maximum number of shares of Common Stock and Class A Stock sought to be purchased in the Offer, (ii) reduce the Offer Prices or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, (v) modify or amend any existing Offer Conditions in a manner adverse to the holders of the Common Stock or the Class A Stock, (vi) except as otherwise required or expressly permitted by Section 1.1(d), extend or otherwise change the Expiration Time, (vii) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, or (viii) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of Common Stock or the Class A Stock or in any manner that materially delays or unreasonably interferes with, hinders or impairs the consummation of the Offer. The Offer may not be terminated prior to its scheduled Expiration Time, unless this Agreement is terminated in accordance with Article VII.

(c)            The Offer shall initially expire at midnight (New York City time) (i.e., one minute after 11:59 p.m. New York City time) on the date that is twenty (20) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 1.1(d), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(d)            Subject to Article VII, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions, (i) for the minimum period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the New York Stock Exchange (the “NYSE”) applicable to the Offer and (ii) if, at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by Parent and Merger Sub (to the extent such waiver is permitted under this Agreement and applicable Law), in consecutive increments of at least five Business Days each (with each such period to end at midnight (New York City time) (i.e., one minute after 11:59 p.m. New York City time), on the last Business Day of such period), or such other duration as may be agreed to by Parent and the Company, in order to permit the satisfaction of such Offer Condition(s); provided, however, that (A) in either case, Merger Sub shall not be required to extend the Offer to a date later than the Outside Date, (B) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the rights of the parties hereto to terminate this Agreement pursuant to the terms of Article VII, and (C) with respect to clause (ii) above, if, at any such scheduled Expiration Time, the only Offer Condition that has not been so satisfied or waived is the Minimum Condition, then Merger Sub shall not be required to extend the Offer for more than one such additional five Business Day increment (and shall not be required to extend the Offer at any subsequent Expiration Time at which the Minimum Condition is not satisfied), but shall be entitled, at its sole discretion, to extend the Offer for more than one such additional five Business Day increment.

(e)            On the terms and subject to the conditions of this Agreement, (i) at or as promptly as practicable following the Expiration Time, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment (the time of acceptance for payment, the “Offer Acceptance Time”) all shares of Common Stock and Class A Stock validly tendered and not properly withdrawn pursuant to the Offer and (ii) at or as promptly as practicable following the Offer Acceptance Time (but in any event within three Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) Merger Sub shall, and Parent shall cause Merger Sub to, pay for all shares of Common Stock and Class A Stock validly tendered and not properly withdrawn pursuant to the Offer. Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to purchase any shares of Common Stock and Class A Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and shall cause Merger Sub to fulfill all of Merger Sub’s obligations under this Agreement.

(f)            The Offer Prices payable in respect of each share of Common Stock and Class A Stock, respectively, shall be paid on the terms and subject to the conditions of this Agreement. The Company agrees that no shares of Common Stock and Class A Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(g)            Unless this Agreement is terminated pursuant to Article VII, neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company in its sole discretion. In the event this Agreement is terminated pursuant to Article VII, Merger Sub shall promptly (and in any event within three Business Days) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Common Stock or Class A Stock pursuant thereto. If the Offer or this Agreement is terminated in accordance with this Agreement, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to promptly return, all tendered shares of Common Stock and Class A Stock to the tendering stockholders in accordance with applicable Law.

(h)            The Offer Prices shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock or the Class A Stock, as applicable, occurring on or after the date of this Agreement and at or prior to the Offer Acceptance Time, except for the Company’s ordinary dividend of $0.04 per share on each share of Common Stock and Class A Stock declared by the Company prior to the date hereof, and such adjustment to the Offer Prices shall provide to the holders of shares of Common Stock and Class A Stock the same economic effect as contemplated by this Agreement prior to such action.

(i)            On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the holders of the Common Stock and Class A Stock as and to the extent required by United States federal securities Laws. The Company shall promptly furnish or otherwise make available to Parent or Parent’s legal counsel upon request all information concerning the Company that is required by the Exchange Act or other applicable Law to be set forth in the Offer Documents, and all other information concerning the Company that may be reasonably requested by Parent for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it or on its behalf for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary and use all reasonable efforts to promptly amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Common Stock and Class A Stock, in each case as and to the extent required by applicable Law. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all written correspondence and summaries of all material oral communications between them and their respective Representatives, on the one hand, and the SEC, on the other hand. Unless there has been an Adverse Recommendation Change, prior to the filing of the Offer Documents and any amendment or supplement thereto with the SEC or dissemination thereof to the holders of the Common Stock and Class A Stock, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or amendment or supplement or response, and Parent and Merger Sub shall give reasonable consideration to any such comments. Unless the Offer has been terminated in accordance with the terms of this Agreement, in the event that Parent or Merger Sub receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its commercially reasonable efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.

Section 1.2      Company Actions.

(a)            On the date the Offer Documents are filed with the SEC, the Company shall, concurrently with or immediately following, and in any event on the same Business Day as, the filing of the Schedule TO, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule 14D-9”) containing, subject to Section 5.4, the Company Board Recommendation and shall disseminate the Schedule 14D-9 to the holders of the Common Stock and Class A Stock as and to the extent required by United States federal securities Laws, including Rule 14d-9 under the Exchange Act. The Schedule 14D-9 shall also contain and constitute the notice to holders of Common Stock and Class A Stock of the availability of appraisal rights in connection with the Merger required to be delivered to such holders by Section 262(d) of the DGCL. The Company shall set the record date for the holders of Common Stock and Class A Stock to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to such holders to the extent required by Section 262(d) of the DGCL. Each of Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel upon request all information concerning Parent and Merger Sub that is required by the Exchange Act or other applicable Law to be set forth in the Schedule 14D-9, and all other information concerning the Parent and Merger Sub that may be reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent, and Merger Sub shall promptly correct any information supplied by it or on its behalf for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary and use all reasonable efforts to promptly amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Common Stock and Class A Stock, in each case as soon as and to the extent required by applicable Law. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent with copies of all written correspondence and summaries of all material oral communications between the Company and its Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 and any amendment or supplement thereto (that does not contain or relate to a Takeover Proposal or an Adverse Recommendation Change) with the SEC or dissemination thereof to the holders of the Common Stock and Class A Stock, or responding to any comments of the SEC with respect to such Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or amendment or supplement or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9, to the extent that the Company Board Recommendation has not been withdrawn, amended or modified in accordance with Section 5.4. Unless the Offer has been terminated in accordance with the terms of this Agreement, in the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, it shall use its commercially reasonable efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.

(b)            In connection with the Offer, the Company shall instruct its transfer agent to furnish Parent and Merger Sub or their respective designated agents promptly (and in any event no later than five Business Days after the date of this Agreement) and from time to time thereafter as reasonably requested by Parent or Merger Sub with mailing labels containing the names and addresses of the record holders of Common Stock and Class A Stock as of the latest practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, participant lists and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Common Stock and Class A Stock, in each case as of the latest date practicable, and shall furnish to Parent and Merger Sub such information and assistance (including periodically updated lists of stockholders, security position listings, participant lists, and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer to holders of Common Stock and Class A Stock. The date of the list of stockholders used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date”. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger Transactions, Parent, Merger Sub and their respective Affiliates and Representatives shall use the information contained in any such labels, listings and files only in connection with the Merger Transactions, shall treat such information and materials in accordance with the terms and conditions of the Confidentiality Agreement, and, if this Agreement shall be terminated, will deliver to the Company or destroy (at the Company’s election) all copies of such information then in their possession or under their control promptly upon the written request of the Company.

Section 1.3      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) thereof), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

Section 1.4      Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied), the closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless otherwise agreed to in writing by the parties hereto at 9:00 a.m. (Eastern Time) as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the third Business Day following such satisfaction or waiver of such conditions, or at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.5      Effective Time. On the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL, and shall make all other deliveries, filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.6      Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company. The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 1.7      Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger.

Section 1.8      Certificate of Incorporation. The certificate of incorporation of the Company shall, at the Effective Time, be amended and restated to read identically to the certificate of incorporation of Merger Sub as in effect as of the date hereof (except that the name of the Surviving Corporation shall be “Dover Motorsports, Inc.”), and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided therein and by applicable Law.

Section 1.9      Bylaws. The bylaws of Merger Sub in effect immediately before the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”), except as to the name of the Surviving Corporation, until amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

Section 1.10      Directors. The parties shall take all requisite action so that the directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 1.11      Officers. The parties shall take all requisite action so that the officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, or until additional officers are duly elected or appointed and qualified, in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Article II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1      Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a)            Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)            Cancellation of Certain Shares. Each share of Common Stock or Class A Stock owned by the Company as treasury stock or owned by Merger Sub immediately before the Effective Time or that was irrevocably accepted for purchase by Merger Sub in the Offer (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration in the Merger shall be paid for those Excluded Shares.

(c)            Conversion of Common Stock and Class A Stock.

(i)            Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares, Dissenting Shares and as contemplated by Section 2.3) shall be converted automatically into and shall thereafter represent only the right to receive the Common Stock Offer Price (the “Common Per Share Price”), without interest and subject to any required withholding of Taxes.

(ii)            Each share of Class A Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted automatically into and shall thereafter represent only the right to receive the Class A Stock Offer Price (the “Class A Per Share Price” and, together with the Common Per Share Price, the “Merger Consideration”), without interest and subject to any required withholding of Taxes.

(iii)            All shares of Common Stock and Class A Stock that have been converted pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Effective Time represented such shares (the “Certificates”) or (B) shares represented by book-entry immediately before the Effective Time (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(d)            Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock and Class A Stock shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock or the Class A Stock, then the Common Per Share Price and the Class A Per Share Price, as applicable, shall be equitably adjusted to reflect such change.

Section 2.2      Surrender of Certificates and Book-Entry Shares.

(a)            Paying Agent. Not less than two Business Days before the Closing Date, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent for the payment of the amounts to be paid pursuant to this Article II (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b)            Payment Fund. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares, for payment in accordance with this Article II through the Paying Agent, sufficient funds for the payment of (i) the aggregate Merger Consideration and (ii) the aggregate amount payable by the Company under Section 2.3, which amount shall then be paid by the Paying Agent to the Surviving Corporation. Such funds provided to the Paying Agent are referred to as the “Payment Fund”.

(c)            Payment Procedures.

(i)            Letter of Transmittal. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail the following to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i) and Class A Stock converted pursuant to Section 2.1(c)(ii): (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass only upon proper delivery of Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal; and (B) instructions for surrendering such Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.

(ii)            Surrender of Shares. Upon surrender of a Certificate or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate or Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable and issuable in respect of the number of shares formerly evidenced by that Certificate or such Book-Entry Share less any required withholding of Taxes. Any Certificates and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates or Book-Entry Shares.

(iii)            Unregistered Transferees. If any Merger Consideration is to be paid and issued to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, then the Merger Consideration may be paid or issued to such a transferee so long as (A) the surrendered Certificate or Book-Entry Share, as applicable, shall be properly endorsed and presented to the Paying Agent or shall otherwise be in proper form for transfer and is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the Person requesting such payment or issuance (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(iv)            No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share in respect of shares of Common Stock converted into the right to receive Common Per Share Price pursuant to Section 2.1(c)(i) and Class A Stock converted into the right to receive Class A Per Share Price pursuant to Section 2.1(c)(ii) shall, in each case, be deemed, from and after the Effective Time, to represent only the right to receive the Common Per Share Price and the Class A Per Share Price, as applicable, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. The Merger Consideration paid and issued upon the surrender of any Certificate or Book-Entry Share in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock or Class A Stock formerly represented by it.

(d)            Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and issue the Common Per Share Price or the Class A Per Share Price, as applicable, to such Person in respect of the shares of Common Stock or Class A Stock represented by such Certificate as contemplated by this Article II.

(e)            No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock or Class A Stock that were outstanding immediately before the Effective Time.

(f)            Required Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable under this Agreement (pursuant to Article I, this Article II, or otherwise) such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified (the “Code”), or any applicable state, local or foreign Tax Law and shall pay or cause to be paid any amounts so deducted or withheld to the appropriate Governmental Authorities. To the extent that any amounts are so deducted and withheld and timely paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(g)            No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

(h)            Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or (v) mutual funds investing solely in such assets. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock and Class A Stock immediately prior to the Effective Time and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of such holders of Common Stock and Class A Stock in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

(i)            Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent and/or the Surviving Corporation, which shall remain responsible for payment and issuance of the applicable Merger Consideration.

Section 2.3      Company Equity Awards.

(a)            As of the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the securityholder, each vested or unvested option to acquire shares of Common Stock granted under the Company Equity Plan (each, a “Company Option”) that has an exercise price per share less than the Common Per Share Price and is unexpired and unexercised immediately before the Effective Time, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation pursuant to Section 2.3(e) an amount in cash, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock subject to such Company Option immediately before the Effective Time. “Option Consideration” means the excess, if any, of the Common Per Share Price over the per share exercise price of the applicable Company Option. For the avoidance of doubt, each Company Option with a per share exercise price equal to or greater than the Common Per Share Price and that is unexercised immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)            As of the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the securityholder, each vested or unvested award of time-based restricted stock and each award of already earned performance-based restricted stock granted under the Company Equity Plan (“Company Stock Awards”) that is unexpired and outstanding immediately before the Effective Time, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time; and each such Company Stock Award shall be canceled and converted into the right to receive from Parent or the Surviving Corporation pursuant to Section 2.3(e) an amount in cash, without interest, equal in value to the Common Per Share Price multiplied by the aggregate number of shares of Common Stock subject to such Company Stock Award immediately before the Effective Time.

(c)            As of the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the securityholder, each unearned award of performance-based restricted stock granted under the Company Equity Plan (“Company Performance Awards”) that is unexpired and outstanding immediately before the Effective Time, shall be vested and all restrictions thereon shall lapse at the target level for such Company Performance Award as of immediately before the Effective Time; and each such Company Performance Award shall be canceled and converted into the right to receive from Parent or the Surviving Corporation pursuant to Section 2.3(e) an amount in cash, without interest, equal in value to the Common Per Share Price multiplied by the aggregate number of shares of Common Stock subject to the target level for such Company Performance Award immediately before the Effective Time.

(d)            The payment of the amounts set forth in Section 2.3(a), Section 2.3(b) and Section 2.3(c) in respect of the Company Options, Company Stock Awards and Company Performance Awards (collectively, the “Company Equity Awards”) shall be reduced by any Tax withholding required under the Code or any applicable state, local or foreign Tax Law and any other amounts that are required or have been authorized by the applicable holder to be withheld (for example, as contributions to a Company Benefit Plan), and the Parent shall cause the Surviving Corporation to pay any amounts so withheld to the appropriate Governmental Authorities or Company Benefit Plan, as applicable. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of that Company Equity Award for all purposes under this Agreement.

(e)            As promptly as practicable following the Effective Time and no later than the second payroll date following the Effective Time, Parent shall cause the Surviving Corporation to pay through its payroll system (i) to each applicable holder of a Company Option, the amount due and payable to such holder pursuant to Section 2.3(a) in respect of such Company Option, if any, (ii) to each applicable holder of a Company Stock Award, the amount due and payable to such holder pursuant to Section 2.3(b) in respect of such Company Stock Award, if any, and (iii) to each applicable holder of a Company Performance Award, the amount due and payable to such holder pursuant to Section 2.3(c) in respect of such Company Performance Award, if any, subject in each case to Section 2.3(d).

(f)            In addition to the payment of the amounts as set forth in Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 2.3(d), the Surviving Corporation and/or Parent shall pay, in accordance with Section 2.3(e), any accrued dividends and other distributions (including dividend equivalents) in respect of all Company Equity Awards with a record date prior to the Effective Time which have been authorized by the Company and which remain unpaid at the Effective Time, less any Tax withholding required under the Code or any applicable state, local or foreign Tax Law and any other amounts that are required or have been authorized by the applicable holder to be withheld (for example, as contributions to a Company Benefit Plan).

Section 2.4      Dissenting Shares. Any shares of Common Stock or Class A Stock that are owned immediately prior to the Effective Time by any holder that is entitled to appraisal rights under Section 262 of the DGCL and has properly exercised its demand for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost its rights to such appraisal under the DGCL (such shares, “Dissenting Shares”), shall not be canceled and converted into the right to receive the Merger Consideration, but instead shall, by virtue of the Merger, be canceled and converted into the right to receive only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that, in the event that a holder of Dissenting Shares fails to perfect, withdraws or loses its right to appraisal of such Dissenting Shares under Section 262 of the DGCL, such Dissenting Shares shall cease to be Dissenting Shares and, effective as of the Effective Time, shall automatically be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1(c)(i) and Section 2.1(c)(ii), as applicable. The Company shall give Parent written notice of any demand for appraisal of Dissenting Shares (and of any withdrawal of such a demand) promptly upon receipt by the Company of the same, and Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demand. Except with the prior written consent of Parent, the Company shall not take any action with respect to any such demand (including making any payment in respect of, or offering to settle or settling, any such demand).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III and subject to Section 8.14, except (i) as set forth in the applicable section of the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) or (ii) disclosed in the Company SEC Documents filed after January 1, 2020 and publicly available at least five Business Days prior to the date of this Agreement (other than with respect to the representations and warranties in Section 3.8) but, in each case, excluding any information that is not a statement of fact describing historical events or matters that have occurred contained in the “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” sections or disclosures described in the “Forward-Looking Statements” section to the extent, in each case, they are cautionary, predictive or forward-looking in nature, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1      Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2      Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3      Corporate Authorization.

(a)            The Company has all necessary corporate power and authority to enter into this Agreement and, assuming the Merger Transactions are consummated in accordance with Section 251(h) of the DGCL, to perform its obligations hereunder to consummate the Merger Transactions, and the Company has not opted out of Section 251(h) of the DGCL in the certificate of incorporation of the Company or taken any other action to preclude the use by the Company of Section 251(h) of the DGCL.

(b)            The Special Committee has been duly authorized and constituted and, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger Transactions and declared it advisable for the Company to enter into this Agreement and consummate the Merger Transactions, and (iii) made the Special Committee Recommendation.

(c)            At a meeting duly called and held, the Company Board, based on the Special Committee Recommendation has: (i) determined that this Agreement and the Merger Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger Transactions and declared it advisable that the Company enter into this Agreement and consummate the Merger Transactions, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger Transactions, (iv) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL, (v) made the Company Board Recommendation (it being understood that nothing in this clause (v) shall in any way limit the Company Board’s rights under Section 5.4) and (vi) to the extent necessary, take all actions necessary to have the effect of causing the Merger, this Agreement, the Support Agreement, the Merger Transactions and the transactions contemplated by the Support Agreement not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Merger or any of the other Merger Transactions, in each case, on the terms and subject to the conditions of this Agreement. As of the date of this Agreement, the foregoing determinations and recommendations have not been rescinded, modified or withdrawn in any way.

(d)            The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company has made available to Parent a true and correct copy of the Company Organizational Documents. The Company is not in material violation of any of the provisions of its Company Organizational Documents.

Section 3.4      Enforceability. Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.5      Subsidiaries. Section 3.5 of the Company Disclosure Schedule lists each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Each of the Subsidiaries of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing. No Subsidiary is in material violation of any of the provisions of its Company Organizational Documents.

Section 3.6      Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(a)            the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(b)            any filings and reports that may be required in connection with this Agreement and the Merger Transactions either (i) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) under state securities Laws or “blue sky” Laws;

(c)            compliance with the NYSE rules and regulations;

(d)            filings required under, and compliance with the other applicable requirements of, the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); and

(e)            where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.7      Non-Contravention. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents or (b) assuming that all Governmental Authorizations described in Section 3.6 have been obtained or made prior to the Offer Acceptance Time or the Effective Time, as applicable (i) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, (ii) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify (in each case with or without notice or lapse of time or both) any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, or (iii) result in the creation or imposition of any Lien on any Company Assets, except, in the case of clause (iii), as would have a Company Material Adverse Effect.

Section 3.8      Capitalization.

(a)            The Company’s authorized capital stock consists solely of (i) 75,000,000 shares of Common Stock, (ii) 55,000,000 shares of Class A Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.10 per share (the “Preferred Stock”). As of the close of business on November 5, 2021, (A) 17,913,616 shares of Common Stock were issued and outstanding, including 509,200 shares of stock issued under the Company Equity Plan for unvested Company Stock Awards and Company Performance Awards), (B) no shares of Common Stock were held in treasury by the Company, (C) 1,073,000 shares of Common Stock were reserved for issuance under the Company Equity Plan, (D) no shares of Common Stock were issuable upon exercise of outstanding Company Options or outstanding awards of restricted stock units, (E) 18,509,975 shares of Class A Stock were issued and outstanding and (F) no shares of Preferred Stock were issued and outstanding. Except as set forth above and for changes since November 5, 2021, resulting from the exercise of Company Options or vesting of Company Stock Awards outstanding as of such date, as of the date hereof, (x) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, (y) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (z) there are no restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based on, the value or price of any capital stock or other voting securities of the Company or any of its Subsidiaries.

(b)            All issued and outstanding shares of Common Stock and Class A Stock and all shares of Common Stock and Class A Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable, issued in conformity with all applicable Law and (ii) are not, or upon issuance will not be, subject to any pre-emptive rights.

(c)            Since November 5, 2021 through the date hereof, the Company has not issued any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company.

(d)            All of the outstanding shares of capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than, in each case, Permitted Liens.

(e)            There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock, Class A Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

(f)            Except as set forth in Section 3.8(f) of the Company Disclosure Schedule, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote (or that are convertible into, or exchangeable for, securities having the right to vote) together with stockholders of the Company on any matters with respect to the Company.

(g)            Section 3.8(g) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list, of all outstanding Company Equity Awards, which shows on an award-by-award basis (i) the holder of each such award, (ii) the grant date of each such award, (iii) if applicable, the exercise price of each such award, (iv) the number of shares of Common Stock underlying each such award (including, if applicable, determined at target performance levels for unearned performance awards) and (v) the vesting schedule applicable to each such award. Each Company Equity Award has been granted, or is currently outstanding, under the Company Equity Plan. The exercise price of each Company Option is not less than the fair market value of a share of Common Stock on the date of grant of such Company Option.

Section 3.9      SEC Reports. The Company has timely filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act), and made available to Parent (to the extent that complete and unredacted copies have not been published on the SEC’s EDGAR site) all Company SEC Documents since January 1, 2018. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”)), as of their respective meeting dates (in the case of proxy statements) and as of their respective filing dates (in the case of all other Company SEC Documents), and except to the extent corrected by subsequent Company SEC Documents filed prior to the date hereof, such Company SEC Documents (a) complied in all material respects with the applicable requirements of the NYSE, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including the rules and regulations promulgated thereunder and (b) did not, as of such respective dates, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. To the Knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.10      Financial Statements; Disclosure Controls and Procedures; Internal Controls; Sarbanes-Oxley Act; NYSE.

(a)            The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including the notes thereto) included or incorporated by reference in the Company SEC Documents since January 1, 2018:

(i)            as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii)            were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements, as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and except that the unaudited statements may not contain certain footnotes and are subject to normal, recurring audit adjustments); and

(iii)            fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)            The Company and its Subsidiaries have established and maintains, at all times since January 1, 2018, disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information (both financial and non-financial) required to be disclosed by the Company in the reports its files, furnishes or submits to the SEC under the Exchange Act is timely made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and to ensure that all such information is recorded processed, summarized and reported within the time periods specified by the rules and forms of the SEC. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2018 through the date hereof, and except as described in the Company SEC Documents, neither the Company, nor the Company’s independent registered public accounting firm, has identified, or been made aware of, (i) any significant deficiencies and material weaknesses (each as defined in Rule 12b-2 of the Exchange Act) in the design or operation of internal controls over financial reporting which were or are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2018 through the date hereof.

(c)            The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Since January 1, 2018, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications were true in all material respects.

(d)            Since January 1, 2016 through the date of this Agreement, to the Knowledge of the Company, (i) neither the Company nor any director, officer, auditor or accountant of the Company has received any oral or written complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in questionable, inappropriate, illegal or fraudulent accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Authority pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.11      Disclosure Documents.

(a)            Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9, and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)            Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)            The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use (or incorporation by reference) in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)            The representations and warranties contained in this Section 3.11 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Merger Sub or on their behalf specifically for use or incorporation by reference therein.

Section 3.12      Liabilities.

(a)            Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no Liabilities of the Company or any of its Subsidiaries other than Liabilities: (i) disclosed or reserved against in the consolidated balance sheet of the Company dated as of September 30, 2021 or the footnotes thereto contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet”; (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice (excluding Liabilities arising out of any breach of or default under a Contract or violation of Law, or infringement or misappropriation); (iii) incurred in connection with the transactions contemplated by this Agreement; or (iv) that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)          Neither the Company nor any of its Subsidiaries (x) has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), or (y) a party to any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand).

Section 3.13        Absence of Certain Changes. Except as forth in Section 3.13 of the Company Disclosure Schedule, since the date of the Company Balance Sheet through the date hereof, (a) the Company has conducted its business, in all material respects, in the ordinary course consistent with past practice, (b) there has not been any effect, development, change, event, state of circumstances of facts or occurrence that, individually or in the aggregate, has had, is having or would reasonably be expected to have a Company Material Adverse Effect and (c) none of the Company nor any of its Subsidiaries has taken any action that, if taken between the date of this Agreement and prior to the Effective Time, would have required the consent of Parent under any of clauses (a) through (v) of Section 5.1.

Section 3.14        Litigation; Orders. There are no legal actions, arbitrations, litigations, suits or other civil or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Orders outstanding against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.15        Material Contracts.

(a)           Section 3.15(a) of the Company Disclosure Schedule lists all of the following Contracts, other than those that, as of the date hereof, have been fully performed and impose no obligations or provide any rights to the parties thereto and are not being contested or disputed, (x) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or (y) by which the Company, any of its Subsidiaries or the Company Assets are bound as of the date of this Agreement (in each case, other than any Company Benefit Plan) (all Contracts set forth in this Section 3.15 are, collectively, the “Material Contracts”):

(i)          any lease (A) for real property or (B) for personal property, in the case of this clause (B), providing for annual rental payments in excess of $50,000;

(ii)        any Contract (A) resulting in aggregate payments by the Company and its Subsidiaries in excess of $50,000 in calendar year 2020 or (B) under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of $50,000 in the aggregate;

(iii)        any Contract (A) resulting in aggregate payments to the Company and its Subsidiaries in excess of $50,000 in calendar year 2020 or (B) under which the Company or any of its Subsidiaries is contractually entitled to receive payments in excess of $50,000 in the aggregate;

(iv)       any Contract with a term continuing for more than three (3) years from the date hereof and not terminable by the Company or any of its Subsidiaries upon sixty (60) days’ or less notice without penalty, providing for aggregate payments in excess of $150,000;

(v)        any Contract relating to the disposition of any business or material assets or real property, other than the sale of products or services in the ordinary course of business consistent with past practice (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries;

(vi)       any Contract relating to the acquisition of any business, assets or real property (whether by merger, sale of stock, sale of assets or otherwise), other than purchases of supplies, inventory and equipment in the ordinary course of business consistent with past practice, (A) entered into since January 1, 2016 or (B) that contains any outstanding non-competition, earn-out or other deferred payment obligations, whether contingent or not, or any other outstanding material obligation of the Company or any of its Subsidiaries;

(vii)      any executory Contract providing for the development, improvement, construction, maintenance or renovation of any Owned Real Property or Leased Real Property under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of $50,000 in the aggregate;

(viii)     any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), any guarantees thereof or the granting of any Liens (other than Permitted Liens) over the property or assets of the Company or any of its Subsidiaries, other than Contracts solely among the Company and its wholly owned Subsidiaries;

(ix)        any Contract for the formation of (A) any legal partnership, joint venture or similar arrangement or (B) any other strategic alliance or similar arrangement, in the case of clause (B), that if terminated or not renewed would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(x)         any stockholders’, investors rights’, registration rights or similar agreement or arrangement;

(xi)        any Intellectual Property Agreement (other than Intellectual Property Agreements pursuant to which Company or a Subsidiary is the licensee of Off-the-Shelf Software, if no other Intellectual Property Rights are being licensed or assigned thereunder);

(xii)       any Contract with any (A) present or former officer or director of the Company or any of its Subsidiaries under which the Company has any continuing obligations, (B) beneficial owner of five percent (5%) or more of the outstanding Shares or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director, or beneficial owner;

(xiii)      any Contract that includes any “most favored nations” terms and conditions (including with respect to pricing) or minimum purchase requirement;

(xiv)      any Contract containing any provision or covenant that limits the freedom of the Company or any of its Subsidiaries (or that purports, after the Closing, to limit the freedom of Parent or any of its Affiliates) to (A) sell any products, services or assets of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates;

(xv)      any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations involving payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case, that cannot be terminated by the Company or its Subsidiaries without payment or penalty without more than 60 days’ notice;

(xvi)     any Contract not terminable at will by the Company or any of its Subsidiaries for the employment of any executive officer or individual employee on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000;

(xvii)    any Contract pursuant to which any Person holds any naming rights with respect to any racetrack, including any material fixtures or improvements therein, with a fair market value in excess of $50,000; or

(xviii)   any Contract that would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Documents.

(b)          The Company has, prior to the date of this Agreement, made available to Parent a true and complete copy of each Material Contract entered into on or prior to the date hereof (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). Each Material Contract is, subject to the Enforceability Exceptions, valid, binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, and neither the Company nor any of its Subsidiaries has waived or failed to enforce any rights or benefits under any Material Contract. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, or would give to any Person any right of termination, amendment or cancellation of any Material Contract or any license thereunder, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 3.16        Benefit Plans.

(a)          Section 3.16(a) of the Company Disclosure Schedule lists all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and all other material stock purchase, equity or equity-based compensation, severance, salary continuation, employment, consulting, compensation, change of control, bonus, retention, incentive, retirement, cafeteria, medical, life insurance, welfare, fringe benefit, perquisite, profit sharing, deferred compensation, pension, vacation, and other compensatory or benefit plans, agreements, programs, policies arrangements sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former directors, officers, employees or other individual service providers of the Company (or any dependent or beneficiary thereof) or with respect to which the Company or any of its Subsidiaries or any other entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code (“ERISA Affiliate”) has or would reasonably be expected to have a material Liability (whether actual or contingent) (each such plan, agreement, program, policy or agreement, a “Company Benefit Plan”). No Company Benefit Plan is maintained outside of the United States or provides benefits for employees, directors or other service providers outside of the United States.

(b)         With respect to each Company Benefit Plan, the Company has made available to Parent accurate and complete copies of all material supporting documents, including but not limited to the following, to the extent applicable: (i) the current plan document, program document, agreement or policy and all amendments thereto (or with respect to any unwritten Company Benefit Plan, a written description thereof), (ii) any related trust agreement, annuity contract, insurance policy or other funding instrument or arrangement, (iii) the most recent summary plan description and any summaries of material modification, (iv) the most recent annual report on Form 5500 (including all schedules and financial statements thereto), (v) the most recent actuarial and valuation reports and financial statements, (vi) if the Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the Internal Revenue Service (the “IRS”), and (vii) all material correspondence with any Governmental Authority during the three-year period preceding the date of this Agreement.

(c)          With respect to each Company Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (i) there is no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) no Company Benefit Plan is, or is expected to be, “at-risk” (under Section 303 of ERISA or Section 430 of the Code), (iii) the present value of accrued benefits under the Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the Company Benefit Plan’s actuary, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan, and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC; (vii) no Lien has been imposed on the assets of the Company or any ERISA Affiliate under Section 303(k) of ERISA or Section 430(k) of the Code, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets, and (viii) no Liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate (including, after the Effective Time, Parent and any of its ERISA Affiliates) of incurring or being subject (whether primarily, jointly or secondarily) to a Liability (whether actual or contingent) thereunder (other than for premiums to the PBGC in the ordinary course).

(d)          Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate maintains, sponsors, contributes to or is obligated to contribute to, or within the preceding seven years has maintained, sponsored, contributed to or been obligated to contribute to, or has or would reasonably be expected to have any direct or indirect Liability with respect to, (i) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) except as set forth in Section 3.16(d) of the Company Disclosure Schedule, an employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(e)          Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and other applicable Law. The Company and its Subsidiaries have performed all of their material obligations with respect to the Company Benefit Plans, including without limitation (i) the health plan compliance requirements under the Patient Protection and Affordable Care Act, as amended including the employer mandate under Section 4980H of the Code and related information reporting requirements, (ii) the health plan continuation coverage requirements under Sections 601 through 608 of ERISA and Section 4980B of the Code, and (iii) the privacy, security, and breach notification requirements under the Health Insurance Portability and Accountability Act of 1996, as amended. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and its related trust intended to be exempt from Section 501(a) of the Code is the subject of a current favorable determination letter as to its qualification issued by the IRS, a timely application for such a determination letter is now pending, or such Company Benefit Plan may rely as to its qualification on a current opinion or advisory letter issued by the IRS with respect to a prototype or volume submitter plan duly adopted in accordance with the requirements for such reliance, and to the Knowledge of the Company, no event has occurred that would adversely affect the qualification of any such Company Benefit Plan or the exempt status of its related trust. No non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty or other event has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees to the assessment of any material Taxes, penalties or other Liability.

(f)           Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, no Company Benefit Plan provides, and none of the Company or any of its Subsidiaries has any obligations to provide, health, life insurance or other welfare benefits to current or former employees of the Company or any of its Subsidiaries (or the dependents of such employees) beyond their retirement or other termination of service, except (i) to the extent required by applicable Law, including Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law, (ii) coverage through the end of the month of retirement or other termination of employment or service, or (iii) disability benefits attributable to disabilities occurring at or prior to retirement or other termination of employment under a Company Benefit Plan which benefits are fully provided for by insurance. Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan or other arrangement that provides retiree or post-employment disability, life insurance or other welfare benefits to any person without incurring any Liability thereunder.

(g)          All contributions, reimbursements, premium payments and other amounts and Liabilities required to have been paid under or with respect to each Company Benefit Plan have been paid or properly accrued (as applicable) on a timely basis and in accordance with applicable Law and the terms of such Company Benefit Plan, and no Company Benefit Plan has any unfunded Liabilities that have not been fully accrued. Except as set forth in Section 3.16(g), no assets of the Company or any of its Subsidiaries are allocated to or held in a “rabbi trust” or similar funding vehicle with respect to any Company Benefit Plan.

(h)          There are, and during the last three years there have been, no pending, or, to the Knowledge of the Company, threatened, audits, investigations, claims, administrative proceedings or Legal Actions against, related to or on behalf of any Company Benefit Plan, other than routine claims for benefits in the ordinary course.

(i)           Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(j)           Except as set forth in this Agreement or on Section 3.16(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Offer or the Merger Transactions will (either alone or in combination with another event) (i) entitle any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries to any severance, retention, or change of control payment or similar compensation or benefit or result in the forgiveness of indebtedness with respect to any such Person, (ii) accelerate the time of payment, vesting or exercisability or increase the amount or value of compensation or benefits for any such employee, officer, director or individual service provider, (iii) trigger the funding of or setting aside of assets for (through a grantor trust or otherwise) any compensation or benefits, (iv) otherwise give rise to any material obligation or Liability pursuant to any of the Company Benefit Plans, or (v) result in any breach or violation of, or a default under, any Company Benefit Plan

(k)          Except as set forth in Section 3.16(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Offer or the Merger Transactions (either alone or in conjunction with any other event) will result in any payment or benefit to any Person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or not be deductible under Section 280G of the Code.

(l)            Except as set forth in Section 3.16(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, nor does the Company or any of its Subsidiaries have any obligation under, any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code.

(m)          Each Company Benefit Plan can be amended, terminated or otherwise discontinued on or after the Effective Time in accordance with its terms without material Liabilities to Parent, Company or any of its Subsidiaries other than ordinary administrative expenses typically incurred in a termination event. Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan, or any plan, agreement or arrangement that would be a Company Benefit Plan if in existence on the date hereof, or except to the extent required by this Agreement or applicable Law, to amend, modify or terminate any Company Benefit Plan.

(n)          The Compensation Committee of the Company Board (the “Compensation Committee”) has (i) prior to the date of this Agreement, duly and unanimously adopted resolutions approving (A)  any employment compensation or severance benefit arrangement pursuant to which consideration is payable to any current or future officer, director or employee of the Company or any of its Subsidiaries, (B) the treatment of Company Equity Awards in accordance with the terms of this Agreement and the applicable equity plan, and (C) the terms of Section 2.3 of this Agreement and any other term of this Agreement which provides for consideration payable to any current or future officer, director or employee of the Company or any of its Subsidiaries (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referenced in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Compensation Committee is (and was, at each time it acted as described in this Section 3.16(n)) composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 3.17        Labor Relations; Employee Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other collective labor contract with any labor union or other labor or employees’ association. To the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority.

(b)          The Company and its Subsidiaries are, and have been since January 1, 2018, in material compliance with all applicable Law relating to the employment of labor, including all applicable Law relating to wages, hours, overtime, affirmative action, information privacy and security, workers’ compensation, collective bargaining, employment discrimination, harassment, employment classification including classification of independent contractors, civil rights, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security Taxes. Neither the Company nor any of its Subsidiaries has incurred any Liability or obligation under the WARN Act since January 1, 2019 that remains unsatisfied, and no such action shall be implemented without advance notification to Parent.

(c)          None of the Company or any of its Subsidiaries has any Liability for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice) and freelancer/independent contractors.

(d)          The Company has made available to Parent a complete list as of November 5, 2021, (i) of all the officers of the Company and each of its Subsidiaries and (ii) of all the other employees (whether full-time, part-time or otherwise and whether on furlough, leave, short or long term disability or layoff of any kind), specifying each employee’s (A) job title, (B) location, (C) date of hire or engagement, (D) full-time or part-time classification, (E) exempt or non-exempt classification, (F) annual salary or hourly wage, (G) vacation accrual rate, (H) accrued but unused sick and vacation leave or paid time off, and (I) visa type (if any), and (iii) of all independent contractors who are natural persons (excluding (1) natural persons who are affiliated with a third party agency or vendor engaged by the Company or one of its Subsidiaries and (2) natural persons engaged solely for special event-related activities), specifying such contractor’s (A) job title, and (B) annual compensation.

(e)          To the Company’s Knowledge, no officer, director or management level employee of the Company or any of its Subsidiaries is the subject of a pending allegation of discrimination or harassment, including sexual harassment or assault. To the Company’s Knowledge, no officer, director or management level employee of the Company or any of its Subsidiaries engaged in discrimination or harassment, including sexual harassment or assault or been accused of discrimination or harassment, including sexual harassment or assault within the last three years.

(f)           Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, there are no Legal Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries brought by or on behalf of any former employee or current employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment relationship or obligations as an employer.

(g)          The Company and its Subsidiaries is in compliance in all material respects with any and all "stay-at-home" orders or similar directives issued by state or local executive authorities applicable to any location in which the Company or its Subsidiaries operates. Since January 1, 2020, none of the Company or any of its Subsidiaries has implemented, and neither the Company Board nor any other applicable governing body of the Company has approved the implementation of, any reductions in hours, furloughs, or salary reductions that would reasonably be expected to (i) cause any employee currently classified as "exempt" under applicable federal and state law to lose such "exempt" status, or (ii) cause any employee's compensation to fall below the applicable federal, state, or local minimum wage. The Company has complied in all material respects with regulations by state and local health authorities with respect to COVID-19.

Section 3.18        Taxes.

(a)          All income, sales, use and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b)          The Company and its Subsidiaries have paid all Taxes due and payable, except Taxes that would not reasonably be expected to exceed $100,000 individually or $250,000 in the aggregate, or where payment is not yet due, have established adequate reserves therefor in accordance with GAAP.

(c)          The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid, except Taxes that would not reasonably be expected to exceed $100,000 individually or $250,000 in the aggregate, and have complied in all material respects with all information reporting, backup withholding and similar requirements of applicable Law, in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)          There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(e)          There are no outstanding written agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no written request for any such waiver or extension is currently pending.

(f)           Except as set forth on Section 3.18(f) of the Company Disclosure Schedule, since January 1, 2017, neither the Company nor any of its Subsidiaries has been subject to any audit, examination, investigation, claim, request for information or other proceeding by any Governmental Authority with respect to Taxes, and no such proceedings are in process, pending or have been threatened in writing.

(g)          All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been paid or settled or adequate reserves therefor have been established in accordance with GAAP.

(h)          Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company is or was the common parent, or (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), any agreement (other than customary commercial agreements not primarily related to Taxes), as a transferee or successor, by operation of Law or otherwise.

(i)           Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangements (other than customary commercial agreements not primarily related to Taxes).

(j)           Except as set forth in Section 3.18(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(k)          During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(l)           Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)         No written claim has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is or may be required to file such Tax Return or subject to such Tax in that jurisdiction.

(n)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(o)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date, except as set forth in Section 3.18(o) of the Company Disclosure Schedule; or (v) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes).

(p)          The Company and all of its Subsidiaries are and have been in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries, to the extent required.

(q)            Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country.

Section 3.19         Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and except as set forth on Section 3.19 of the Company Disclosure Schedule.

(a)            (i) No written notice, notification, demand, request for information, citation, summons or order has been received by the Company or its Subsidiaries, (ii) no complaint has been filed against the Company or its Subsidiaries, and (iii) no Legal Action is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person against the Company or any of its Subsidiaries, that in any such case asserts that the Company or any of its Subsidiaries has Liability under any Environmental and Safety Law and that either (x) remains pending or unresolved, or (y) was filed on or after January 1, 2016. Since January 1, 2016, no material penalty has been imposed on the Company or any of its Subsidiaries by any Governmental Authority arising out of non-compliance with any Environmental and Safety Laws.

(b)           The Company and its Subsidiaries are, and since January 1, 2016, have been, in compliance in all material respects with all Environmental and Safety Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all material Permits required under Environmental and Safety Laws necessary for the Company’s or its Subsidiaries’ operations.

(c)            Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by Hazardous Materials, in the case of each so as to give rise to material Liabilities of the Company or any Company Subsidiary pursuant to any Environmental and Safety Laws.

(d)            Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liabilities of any other Person relating to Hazardous Materials or Environmental and Safety Laws, other than general contractual indemnities entered pursuant to a lease, credit agreement or other Contract in the ordinary course of business.

(e)            Prior to the date hereof, the Company has made available to Parent true and complete copies of any environmental site assessments, environmental audits and environmental reports (including Phase I environmental site assessments and Phase II environmental site assessments) in the possession or control of the Company pertaining to (i) any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or (ii) the operations of the Company or any of its Subsidiaries which would reasonably be expected to give rise to material Liabilities pursuant to any Environmental and Safety Laws.

Section 3.20         Intellectual Property.

(a)            Section 3.20(a) of the Company Disclosure Schedule lists: (i) all Owned Intellectual Property that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations (the “Company IP Registrations”); and (ii) material unregistered Trademarks. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)            Section 3.20(b) of the Company Disclosure Schedule sets forth a list of all Intellectual Property Agreements (other than Intellectual Property Agreements pursuant to which the Company or any of its Subsidiaries is the licensee of Off-the-Shelf Software, if no other Intellectual Property Rights are being licensed or assigned thereunder), specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Company is a licensor or otherwise grants to any Person any right or interest relating to any Owned Intellectual Property; (ii) under which Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property Rights of any Person; and (iii) which otherwise relate to Company’s ownership or use of any Intellectual Property Rights in the conduct of the business of the Company or any of its Subsidiaries. The Company has provided Parent with true and complete copies (or in the case of any oral agreements, a complete and accurate written description) of all Intellectual Property Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. The Company and its Subsidiaries are in compliance with the terms of all applicable Off-the-Shelf Software licenses used in connection with their respective businesses and have obtained a sufficient number of copies and/or licenses of such Off-the-Shelf Software, given the number of users thereof. In no Intellectual Property Agreement does the Company or any Subsidiary grant to any Person (i) exclusive Rights to or under any Owned Intellectual Property, or (ii) the Right to sublicense any material Owned Intellectual Property outside the ordinary course of business.

(c)            There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, assignment, license-out, sale, marketing, advertising or disposition of any Owned Intellectual Property by the Company or any of its Subsidiaries.

(d)            The Company or one of its Subsidiaries (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) has valid and enforceable rights or licenses under Contract to use and exploit the Licensed Intellectual Property.

(e)            The conduct of the Company’s and its Subsidiaries’ respective businesses has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person.

(f)             Since January 1, 2018, (i) there is not and has not been any Legal Action pending or, to the Knowledge of the Company, threatened against or affecting, the Company or its Subsidiaries or any current or former officer, director or employee of the Company or its Subsidiaries (A) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property or other proprietary Right of any third party, and (B) challenging the validity, enforceability, or ownership of any Owned Intellectual Property, and (ii) to the Knowledge of the Company, no Person is infringing upon or misappropriating any Owned Intellectual Property.

(g)           The Company and its Subsidiaries' rights in the Owned Intellectual Property are valid, subsisting, and, to the Company’s Knowledge, enforceable. The Company and its Subsidiaries have taken commercially reasonable measures to preserve the confidentiality of all Trade Secrets included in the Owned Intellectual Property. The Company and its Subsidiaries have not disclosed any Trade Secrets to any third parties except pursuant to a written confidentiality or non-disclosure agreement restricting its disclosure and use.

(h)           All current and former officers and employees of, and independent contractors to, the Company or any of its Subsidiaries that were materially involved in the development of Owned Intellectual Property have either executed and delivered to the Company or its Subsidiary agreements assigning to the Company or its Subsidiary, all Rights in and to any such Intellectual Property or transferred ownership of such Intellectual Property by operation of law. No current or former officer or employee of, or consultant or independent contractor to, the Company or any of its Subsidiaries is asserting or to the Knowledge of the Company has grounds to assert any rights to any Owned Intellectual Property. No current or former independent contractors to the Company or any of its Subsidiaries have breached any material term of any such agreements.

(i)             The consummation of the Merger Transactions shall not alter, impair or extinguish any Rights of the Company or any of its Subsidiaries in the Owned Intellectual Property, or Licensed Intellectual Property, or any Personal Data.

(j)             Section 3.20(j) of the Company Disclosure Schedule sets forth a list of all social media accounts used in connection with the business of Company or any of its Subsidiaries. The Company has provided Parent with all user names and passwords associated with those social media accounts. The Company and its Subsidiaries have complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services.

Section 3.21         IT and Privacy Matters

(a)            The Company and its Subsidiaries have taken commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. Since January 1, 2018, there has been no (a) malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Assets that materially adversely impacted operations, and (b) material Data Breach of the Company’s or any of its Subsidiaries’ IT Assets wherein Personal Data or other confidential or proprietary Data has been disclosed to a third party.

(b)            The Company and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with (i) their posted privacy policies, (ii) all Privacy and Information Security Requirements, and (iii) all contractual commitments of the Company and its Subsidiaries, as applicable, regarding the protection, collection, use, storage, transfer, breach notification, disposal or disclosure (in any form or medium) of Personal Data, including any commitments to comply with the Payment Card Industry Data Security Standards (PCI DSS). No complaint, claim, notice, audit, investigation, or Legal Action relating to any actual or possible violation of any Privacy and Information Security Requirement or the improper collection, use, or disclosure of, or breach in the security of, any Personal Data has been made or, to the Knowledge of the Company, threatened against the Company by any Person (including any Governmental Authority or payment card association), and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action.

Section 3.22         Real Property.

(a)            Section 3.22(a) of the Company Disclosure Schedule sets forth a true, complete and correct list (by street address) of all real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”) and the name of the fee owner with respect thereto. Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has good and valid title to the Owned Real Property, free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries has rights of ingress and egress to the Owned Real Property that are adequate and sufficient to conduct its business in a manner in which it is currently conducted. There are no outstanding option or rights of first offer or refusal to purchase the Owned Real Property or any portion thereof in favor of any Person, and none of the Company nor any of its Subsidiaries is under contract for the purchase or sale of any real property. Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person the right to use or occupy any Owned Real Property. To the Knowledge of the Company (without, for purposes of this sentence only, any obligation of the individuals listed on Section 8.1(z) of the Company Disclosure Schedule to make reasonable inquiry), there are no material geotechnical or soil conditions adversely affecting any portion of the Owned Real Property that would preclude or have a material adverse impact on the development thereof for general commercial purposes. To the Knowledge of the Company (without, for purposes of this sentence only, any obligation of the individuals listed on Section 8.1(z) of the Company Disclosure Schedule to make reasonable inquiry): (i) no portion of the Owned Real Property is subject to any designation or preliminary determination of any Governmental Authority as an archeological sites, paleontological sites, historical sites, or under the Endangered Species Act, (ii) there are no artifacts or burial grounds of historical or cultural significance on or under the Owned Real Property, and (iii) except as set forth on Section 3.22(a) of the Company Disclosure Schedule, no portion of the Owned Real Property is located within a wetland area as defined by applicable Law, or in a flood hazard area, floodplain or in any similarly designated area. To the Knowledge of the Company, all structures, improvements and buildings included in the Owned Real Property are in good operating condition and none of such structures or buildings is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs in the ordinary course, and except, in each case, for ordinary wear and tear.

(b)            The Company and its Subsidiaries have made available to Parent copies of all of the most recent policies of owner’s title insurance insuring the Owned Real Property (individually each, a “Company Title Insurance Policy”), which, in each case, the Company and its Subsidiaries have in their possession, and to the Knowledge of the Company, each such Company Title Insurance Policy is valid and in full force and effect with respect to the Person to which the policy was issued. Since January 1, 2018, no written claim has been made against any Company Title Insurance Policy insuring any Owned Real Property.

(c)            Section 3.22(c) of the Company Disclosure Schedule lists (by street address) all real property leased or licensed by the Company or any of its Subsidiaries, as tenant (individually, a “Leased Real Property” and collectively, the “Leased Real Property”), including (i) the approximate square footage, (ii) the expiration date of such lease or license and any renewal options, and (iii) the current base monthly rent. To the Knowledge of the Company, all structures and other buildings subject to a Real Property Lease are in good operating condition and none of such structures or buildings is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs in the ordinary course, and except, in each case, for ordinary wear and tear.

(d)            Each of the leases, subleases and other occupancy agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement under which the Company or any of its Subsidiaries use or occupy, or has the right to use or occupy, now or in the future, any Leased Real Property (the “Real Property Leases”) is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Real Property Lease, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, or would give to any Person any right of termination, amendment or cancellation of any Real Property Lease, and since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Real Property Lease. None of the Company’s or its Subsidiaries’ leasehold interest in any Leased Real Property is subject to any Lien other than Permitted Liens. The Company has made available to Parent true and complete copies of all Real Property Leases, including any amendments thereto.

(e)            Since January 1, 2018, the Company has not received any written notice from any Governmental Authority that all or any portion of the Owned Real Property or Leased Real Property is: (i) subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor or (ii) is otherwise non-compliant in any material respects with applicable Law relating to use, occupancy or operation (including with respect to zoning, land use, building, fire, safety, health codes and sanitation) and such material non-compliance remains uncured as of the date of this Agreement. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, internet access and other utilities required for the use, occupancy, operation and maintenance of the Owned Real Property and Leased Real Property are adequate for the conduct of the Company’s and each of its Subsidiaries’ business as it currently is conducted.

(f)             The Company is not a party to, and has not executed, any Restrictive CCRs affecting the Excess Land, and to the Knowledge of the Company (without, for purposes of this sentence only, any obligation of the individuals listed on Section 8.1(z) of the Company Disclosure Schedule to make reasonable inquiry), there are no Restrictive CCRs encumbering the Excess Land.

Section 3.23         Insurance.

(a)            Section 3.23(a) of the Company Disclosure Schedule sets forth a true and complete list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, cybersecurity, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company and its Subsidiaries as of the date hereof.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)           the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries;

(ii)          there is no claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer, other than claims by beneficiaries under workers’ compensation, medical or other similar plans;

(iii)         with respect to each such insurance policy, (A) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under the policy, the Company and its Subsidiaries are in compliance with all other terms and conditions (including any notification requirements) of all such policies and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (B) to the Knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and

(iv)         neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, except for notices of renewals in the ordinary course of business.

Section 3.24         Permits; Compliance with Law.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, permanent certificates of occupancy, approvals and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2018, none of the Company or any of its Subsidiaries is or has been in conflict with, or in default or violation of, (i) any Law applicable to the Company or such Subsidiary of the Company or by which any of the Company Assets is bound or (ii) any Company Permits. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to or has been threatened to be charged with or given written notice of, nor has any Governmental Authority notified the Company in writing of its intent to conduct an investigation of, any violation of any applicable Law, except for such investigations or charges which would not reasonably be expected to be material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

Section 3.25          Anti-Corruption.

(a)            Neither the Company nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee thereof, nor, to the Knowledge of the Company, any agent or representative of the Company or of any of its Affiliates, has taken or will take any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any Person (whether or not a government official) to influence that Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the Person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value, or (iii) any Person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any Person to influence such person to act improperly or reward the Person for doing so. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance in all material respects with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such Laws.

(b)            Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries or Affiliates, is, or is owned 50% or more or controlled by, a Person that is (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria). For the past five years, neither the Company nor any of its Subsidiaries or Affiliates has engaged in, or is now engaged in, directly or indirectly, any unlawful dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions. The Company and its Subsidiaries and Affiliates are and, for the past five years have been, in compliance in all material respects with, and, to the Knowledge of the Company, have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

Section 3.26         Affiliated Transactions. No director, officer or Affiliate (other than Subsidiaries of the Company) of the Company (a) is a party to any Contract or transaction with or binding upon the Company or its Subsidiaries (other than employment agreements), (b) has any material interest or right in or to any assets or property of, or used by, the Company or its Subsidiaries, other than in connection with the Company Equity Plan or Contracts with employees of the Company and its Subsidiaries for employment, severance or retention, in each case, entered into in the ordinary course of business (any of the foregoing, an “Affiliate Transaction”).

Section 3.27        Opinion of Company Financial Advisor. The Company Board has received the written opinion of Raymond James & Associates, Inc. (the “Company Financial Advisor”) to the effect that, as of the date of this Agreement, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Raymond James set forth therein, the consideration to be received by the holders of the Common Stock and the Class A Stock in connection with the Merger Transactions is fair to such holders of the Common Stock and the Class A Stock from a financial point of view. The Company has heretofore delivered to Parent a correct copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Merger Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

Section 3.28         Brokers. No broker, finder, investment banker or other Person, other than the Company Financial Advisor, is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.29         State Takeover Laws. The Company has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions from Section 203 of the DGCL, and, accordingly, neither Section 203 of the DGCL nor any other “control share acquisition”, “fair price”, “moratorium”, “takeover” or other antitakeover or similar Law applicable to this Agreement or the Merger Transactions (each, a “Takeover Law”).

Section 3.30         Rights Agreements. The Company Board has caused the Company to (i) redeem the rights (in whole) issued under each of the Rights Agreements, and (ii) pay the applicable redemption price and each holder of Common Stock or Class A Stock. As of the date of this Agreement, all rights under the Rights Agreements are terminated and of no further force or effect. None of the execution of this Agreement, the commencement of the Offer or the consummation of the Merger Transactions will trigger the dilutive rights under either of the Rights Agreements. Other than the Rights Agreements, the Company has no other “rights plan”, “rights agreement”, “poison pill” or any other similar agreement in effect.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1           Organization and Power. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2           Foreign Qualifications. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3           Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate and limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder to consummate the Merger Transactions. The board of directors of Parent has approved this Agreement and the Merger Transactions. The sole stockholder of Merger Sub has adopted resolutions adopting this Agreement. The board of directors of Merger Sub has: (a) approved this Agreement and the Merger Transactions and declared it advisable to enter into this Agreement and consummate the Merger Transactions and (b) recommended that Merger Sub’s stockholder adopt this Agreement. The execution, delivery and performance of this Agreement, by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the stockholders of Parent is required by applicable Law, or the certificate of incorporation or bylaws or other equivalent organizational documents of Parent in connection with this Agreement or the Merger Transactions.

Section 4.4           Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not require any Governmental Authorization, other than:

(a)            the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(b)            any filings and reports that may be required in connection with this Agreement and the Merger Transactions either with the SEC or under state securities Laws or “blue sky” Laws;

(c)            compliance with the NYSE rules and regulations;

(d)            filings required under, and compliance with the other applicable requirements of, the HSR Act; and

(e)            where the failure to obtain such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5           Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub, (b) assuming that all Governmental Authorizations described in Section 4.4 have been obtained or made prior to the Offer Acceptance Time or the Effective Time, as applicable contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, or (c) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both), any Contracts to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any Parent Assets are bound.

Section 4.6           Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock and Class A Stock.

(a)            All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b)            Merger Sub was formed solely for the purpose of engaging in the Merger Transactions and has not engaged, nor prior to the Effective Time will it engage, in any business activities or operations other than in connection with the Merger Transactions. As of the date of this Agreement, Merger Sub has no Subsidiaries.

(c)            None of Parent, Merger Sub or their respective Affiliates own, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, any shares of Common Stock or Class A Stock or securities that are convertible, exchangeable or exercisable into Common Stock or Class A Stock, and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock or Class A Stock except pursuant to this Agreement.

Section 4.7           Absence of Arrangements with Management and Stockholders. Other than this Agreement and the Support Agreement, as of the date of this Agreement, there are no Contracts, undertakings, commitments, agreements or obligations or understandings (a) between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates, on the other hand, relating to the Merger Transactions or the operations of the Company or any of its Subsidiaries or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Offer Prices or the Merger Consideration or pursuant to which any stockholder of the Company agrees to tender any shares of Common Stock or Class A Stock in the Offer or agrees to vote against or otherwise oppose any Superior Proposal.

Section 4.8      Litigation. There is no Legal Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates that would or seeks to materially delay or prevent the consummation of the Merger Transactions or that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Merger Transactions or that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9      Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.

Section 4.10      Offer Documents.

(a)            The Schedule TO and the Offer Documents, when filed, distributed or disseminated, as applicable, and any amendments or supplements thereto, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such Filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use (or incorporation by reference) in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(c)            The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent or Merger Sub by the Company or on its behalf specifically for use or incorporation by reference therein.

Section 4.11      Financial Capability. Parent has or will have, and will cause Merger Sub to have, at or before the Expiration Time, sufficient funds to pay the aggregate Offer Prices and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement, in each case, contemplating a Closing Date on or before December 31, 2021.

Article V
COVENANTS

Section 5.1      Conduct of Business of the Company. From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except as permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required in order to comply with or respond to COVID-19 Measures, or as required by applicable Law, without the prior written consent of Parent, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, or as otherwise required by applicable Law, from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned:

(a)            Organizational Documents. Amend any of the Company Organizational Documents;

(b)            Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly owned Subsidiaries of the Company, except for the Company’s ordinary dividend of $0.04 per share on each share of Class A Stock and Common Stock declared by the Company prior to the date hereof;

(c)            Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (except in connection with acquisitions required pursuant to awards granted under the Company Equity Plans and outstanding on the date of this Agreement), (iii) grant any Person any right or option to acquire any shares of its capital stock, or (iv) issue, deliver or sell any additional shares of its capital stock (including restricted shares) or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (A) the exercise of the Company Options, or (B) the vesting of Company Stock Awards or Company Performance Awards that are outstanding as of the date of this Agreement);

(d)            Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or other individual service providers or otherwise pay or provide any compensation or benefit not provided for under a Company Benefit Plan as in effect on the date of this Agreement, (ii)  grant or forgive any loans to any of its directors, officers, employees or other individual service providers, (iii) establish, adopt, enter into, materially amend, renew or terminate any Company Benefit Plan, any arrangement that would be a Company Benefit Plan if it were in existence on the date hereof, or any other employee benefit plan, agreement, policy, program or commitment (including any employment, severance, separation, change-in-control, retention or other similar agreements and arrangements), in each case except as required by applicable Law, (iv) enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to union or organized employees, (v) grant or amend any award under the Company Equity Plan (including the grant or amendment of restricted stock, stock options or any other equity or equity-based compensation); (vi) take any action to accelerate (or that would reasonably be expected to accelerate) any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, employees or other service providers, (vii) change any actuarial or other assumptions used to calculate benefits or funding obligations for any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (viii) take any action to fund (through a rabbi trust or otherwise), or in other way secure the payment of, compensation or benefits under any Company Benefit Plan, (ix) terminate the employment of any executive officer of the Company, other than for cause, (x) hire any employee who is an executive officer, except, in the case of each of the foregoing, to the extent required by applicable Law, this Agreement or any Company Benefit Plan existing as of the date of this Agreement or (xi) make any material determination under any Company Benefit Plan that is inconsistent with the ordinary course of business or past practice or applicable law;

(e)            Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business, division or Person;

(f)            Dispositions. Sell, lease, license, abandon or dispose of any Company Assets (including any real estate) other than such transactions in the ordinary course of business consistent with past practice;

(g)            Encumbrances. Pledge, encumber or grant any Liens on any Company Assets, other than Permitted Liens;

(h)            Loans and Investments. Make any loans, capital contributions or advances to, or investments in, any other Person other than the Company or any of its Subsidiaries;

(i)            Indebtedness; Guarantees. Incur, assume or guarantee any new indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) any indebtedness incurred under the Company’s existing credit facilities to finance working capital needs incurred in the ordinary course of business consistent with past practice, and (ii) any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries, in the ordinary course of business consistent with past practice;

(j)            Material Contracts. Enter into, amend, terminate (other than extensions or renewals or expirations in accordance with their terms) or waive any material rights or obligations under, any Material Contract (or any Contract that would be a Material Contract if entered into on the date hereof), or Real Property Lease;

(k)            New Business. Enter into any new line of business outside its existing business as of the date of this Agreement;

(l)            Capital Expenditures. Incur any material capital expenditures or any Liabilities in respect thereof;

(m)            Corporate Transactions. Merge or consolidate with any Person or adopt a plan of liquidation, dissolution or consolidation, restructuring or recapitalization;

(n)            Equity Arrangements. Enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of shares of its capital stock except for any such transaction which is between the Company and any of its wholly owned Subsidiaries or between any such wholly owned Subsidiaries of the Company or pursuant to Contracts set forth on Section 5.1(n) of the Company Disclosure Schedule;

(o)            Accounting. Change its accounting methods, policies or procedures, other than as required by GAAP, applicable Law or by any Governmental Authority (including the Financial Accounting Standards Board, the SEC or any similar organization);

(p)            Legal Actions. Pay, satisfy, discharge, settle or compromise, or offer to pay, satisfy, discharge, settle or compromise, any Legal Actions (including any stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their officers or directors, whether relating to this Agreement, the Merger Transactions or otherwise), other than in the ordinary course of business consistent with past practice where the loss resulting from such payment, satisfaction, discharge, settlement or compromise (i) is reimbursed to the Company or any of its Subsidiaries by an insurance policy or (ii) involves payments by the Company not exceeding $100,000 individually or $250,000 in the aggregate;

(q)            Insurance. Cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect, any insurance policy, except for policy renewals in the ordinary course of business;

(r)            Taxes. (i) Make, change or revoke any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) amend any Tax Return or file a claim for a material Tax refund, (v)  seek or obtain any Tax ruling or enter into any closing agreement with respect to Taxes, (vi) extend or waive the statute of limitations with respect to any Tax or Tax Return, (vii) settle any material Tax claim, audit or assessment, (viii) surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, (ix) carry back any material net operating loss or other Tax attributable to a prior taxable period, or (x) effect or otherwise engage in any material Tax planning strategies or transactions (including the adoption of any plan or partial or complete liquidation, dissolution, restructuring, recapitalization, merger or reorganization);

(s)            Takeover Defenses. Except as otherwise set forth in Section 3.29 and Section 3.30, amend, modify or waive any of the Company’s existing takeover defenses (including the Rights Agreements), or enter into, adopt or authorize the adoption of any new stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

(t)            Delay. Take any action (or fail to take any action) that would reasonably be expected to materially and adversely impair or materially delay or impede the consummation of the Merger Transactions;

(u)            Subsidiary. Form any Subsidiary of the Company; or

(v)            Related Actions. Authorize any of, commit, resolve or agree to take any of the foregoing actions.

Section 5.2      Conduct of Parent and Merger Sub. Neither Parent nor Merger Sub shall take any action (or fail to take any action) that would (i) result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL or (ii) reasonably be expected to materially and adversely impair or materially delay or impede the consummation of the Merger Transactions.

Section 5.3      Access to Information; Confidentiality.

(a)            The Company shall, and shall cause its Subsidiaries, to (i) provide to Parent and its Representatives reasonable access, at normal business hours and upon prior notice, to the officers, employees, properties, books and records of the Company and its Subsidiaries, (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent may reasonably request, and (iii) instruct their respective Representatives to cooperate with Parent and its Representatives in their investigation of the Company and its Subsidiaries. Nothing herein shall require the Company or any of its Subsidiaries to provide such access or information to the extent the Company determines that such action (A) would result in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (B) would violate any applicable Law or any confidentiality obligation owing to a third party (provided that the Company shall have used commercially reasonable efforts to obtain the consent of such third party to provide such information, if requested); provided, that, in each case, the Company shall use its commercial reasonable efforts to develop an alternative to providing such information that is reasonably acceptable to Parent or enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such information without violating such applicable Law or attorney-client privilege. No information or knowledge obtained in any investigation conducted by Parent or its Representatives shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement.

(b)            Information disclosed under this Section 5.3 and otherwise pursuant to this Agreement shall be governed under that certain Confidentiality Agreement, dated July 20, 2021, between Parent and the Company (the “Confidentiality Agreement”).

Section 5.4      No Solicitation.

(a)            From and after the date hereof until the Offer Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article VII, and except as otherwise expressly permitted by this Agreement, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall not authorize or permit any of their Representatives to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions with, or furnish any non-public information with respect to the Company or any of its Subsidiaries to, any Person in connection with a Takeover Proposal (other than to state that the Company is not permitted to have discussions) or (iii) execute or enter into any letter of intent, agreement in principle or Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (or publicly propose to do any of the foregoing). The Company shall, and shall cause each of its Subsidiaries and each of its and their Representatives to, (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations, if any, with any Person (other than Parent and its Subsidiaries) with respect to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (y) immediately terminate access by any third party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (z) use reasonable best efforts to cause each Person that has executed a confidentiality or similar agreement in connection with any Takeover Proposal since the date that is eighteen months prior to the date hereof to promptly return or destroy all non-public information previously furnished to such Person or any of its Representatives in accordance with the terms of the confidentiality or similar agreement in place with such Person. Any breach of this Section 5.4(a) by any Representatives of the Company or any of its Subsidiaries shall be deemed a breach of this Section 5.4(a) by the Company.

(b)            Notwithstanding anything else in this Agreement, at any time after the date hereof until the Offer Acceptance Time, and following the receipt by the Company of a bona fide, unsolicited written Takeover Proposal (and provided that the Company has complied in all material respects with Section 5.4(a)), the Company, directly or indirectly through its Representatives, may contact the third party from whom the Company received an unsolicited Takeover Proposal to clarify the terms thereof and, if the Company Board determines in good faith (A) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties, and the Company has provided the Parent with written notice of such determination, then the Company may, in response to such Takeover Proposal, (x) furnish access and information (including non-public information) with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal, and its Representatives, pursuant to an Acceptable Confidentiality Agreement, so long as any written material non-public information provided under this clause (x) has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal.

(c)            From and after the date of this Agreement until the Offer Acceptance Time, the Company shall advise Parent orally and in writing of (i) the receipt by the Company or any of its Representatives of any Takeover Proposal, any indication that a Person is considering making a Takeover Proposal or any inquiry (including requests for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries) that would reasonably be expected to lead to a Takeover Proposal, specifying the material terms and conditions thereof (including the identity of the Person making such Takeover Proposal or inquiry providing, in reasonable detail and to the extent known, the identity of the party in interest) and (ii) any material changes or modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case also providing to Parent a copy of each written Takeover Proposal and any written changes or modifications thereto, and in each case as soon as is reasonably practicable and in any event within one Business Day after the Company’s receipt thereof. The Company also shall keep Parent reasonably informed on a prompt basis as to the status (including changes to the material terms) of each such Takeover Proposal or inquiry and any related material discussions or negotiations.

(d)            Except as set forth in Section 5.4(e), Section 5.4(f) and Section 5.4(g), the Company Board (or a committee thereof) shall not (i) fail to make the Company Board Recommendation or withdraw, modify or amend, or publicly propose to withdraw, modify or amend, the Company Board Recommendation in any manner adverse to Parent or Merger Sub, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Takeover Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 or, if any Takeover Proposal has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three Business Days prior to the then scheduled expiration date or five Business Days after Parent requests such reaffirmation with respect to such Takeover Proposal (any action described in clauses (i) through (iii) being referred to as an “Adverse Recommendation Change”) or (iv) approve, recommend or allow the Company to enter into any letter of intent, agreement in principle or Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”).

(e)            Notwithstanding Section 5.4(d) or any other provision of this Agreement to the contrary, the Company Board may, at any time before the Offer Acceptance Time and in response to a Superior Proposal received by the Company Board after the date of this Agreement (x) make an Adverse Recommendation Change or (y) terminate this Agreement to enter into an Acquisition Agreement or authorize, resolve, agree or propose publicly to take any such action, but only if:

(i)            the Company did not breach any of its obligations under Section 5.4(a) in any material respect;

(ii)           the Company Board has determined in good faith, after consultation with outside legal advisors, that failure to do so would be inconsistent with its fiduciary duties;

(iii)          the Company shall have first provided at least five (5) Business Days’ prior written notice (the “Notice Period”) to Parent that the Company is prepared to (A) make an Adverse Recommendation Change or (B) terminate this Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of and a copy of the written definitive agreements providing for the transaction that constitutes such Superior Proposal;

(iv)          during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that such Superior Proposal ceases to constitute a Superior Proposal; and

(v)           Parent does not make, prior to 11:59 p.m., New York City time, on the final day of the Notice Period, an offer that is at least as favorable to the Company’s stockholders as such Superior Proposal (it being understood and agreed that any material change to the financial or other material terms and conditions of such Superior Proposal shall require an additional notice to Parent and an extension of the Notice Period, which shall be the longer of two Business Days and the period remaining under the initial Notice Period).

(f)            Notwithstanding Section 5.4(d) or any other provision of this Agreement to the contrary, the Company Board may, at any time before the Offer Acceptance Time, make an Adverse Recommendation Change in response to an Intervening Event, but only if:

(i)            the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties;

(ii)           the Company shall have first provided prior written notice to Parent for at least the duration of the Notice Period that the Company is prepared to make an Adverse Recommendation Change, which notice shall specify in reasonable detail the Intervening Event and the basis upon which the Company proposes to make an Adverse Recommendation Change;

(iii)          during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent has requested to so negotiate) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that the failure to make such Adverse Recommendation Change would no longer be inconsistent with the directors’ exercise of their fiduciary duties; and

(iv)          Parent does not make, prior to 11:59 p.m., New York City time, on the final day of the Notice Period, an offer that eliminates the basis for such Adverse Recommendation Change.

(g)           Nothing contained in this Agreement shall prohibit the Company, the Company Board or any committee or subcommittee thereof from (i) complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) from making any disclosure to the Company’s stockholders if the Company Board determines, in good faith after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties or such disclosure is otherwise required under applicable Law; provided, however, that this Section 5.4(g) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change other than in accordance with Section 5.4(e) or Section 5.4(f), as applicable. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable Law) constitute an Adverse Recommendation Change.

Section 5.5      Directors’ and Officers’ Indemnification and Related Insurance.

(a)            From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless, and advance expenses to, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee, agent or fiduciary of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, Liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Legal Action (including as may be administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or such Subsidiary or was acting in such capacity, or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Legal Action (including as may be administrative or investigative) relating in whole or in part to the Merger Transactions or relating to the enforcement of this provision) and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees for a period of six years after the Effective Time.

(b)            In the event of any Legal Action (including as may be administrative or investigative) related to the acts or omissions covered under this Section 5.5 (each, a “Claim”) (i) the Surviving Corporation shall cooperate with the Indemnitee and its insurer in the defense of any such Claim and (ii) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Claim pending or threatened in writing to which an Indemnitee is a party (and in respect of which indemnification could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all Liability arising out of such Claim (and does not require the Indemnitee to consent to, or agree not to contest, the entry of any judgment finding a violation of Law by such Indemnitee) or the Indemnitee otherwise consents.

(c)            Parent and the Surviving Corporation shall, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by the Company on terms and scope with respect to coverage, and in amount, no less favorable to its covered individuals than those of such policies in effect on the date of this Agreement, or policies, issued by a reputable insurer at least equivalent to the insurer(s) of the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance, of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the Merger Transactions) so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.5(c), before the Effective Time and in consultation with Parent, the Company shall be entitled to, and at the request of Parent shall, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies covering the matters described in this Section 5.5(c) and on like terms, scope and amount (and covering, without limitation, the Merger Transactions) and, if the Company purchases such policies before the Effective Time, then Parent and the Surviving Corporation’s obligations under this Section 5.5(c) shall be satisfied so long as Parent and the Surviving Corporation cause such policies to be maintained in effect for a period of six years following the Effective Time.

(d)            The covenants contained in this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and their respective heirs and legal representatives and shall not be deemed exclusive of, or in substitution for, any other rights to which an Indemnitee is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.5 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5).

(e)            In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.5.

Section 5.6      Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger Transactions, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the Offer Conditions and the conditions precedent set forth in Article VI, (ii)  obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Authorities and other Persons, including the consent of NASCAR with respect to the Sanction Agreements (the “NASCAR Approval”), and (iii) the making of all necessary registrations, declarations and filings (including filings under the Securities Act, the Exchange Act, the HSR Act, the DGCL, the NYSE rules and regulations and any other applicable Law and other registrations, declarations and filings with, or notices to, Governmental Authorities, if any). The parties shall promptly furnish to each other all information required for any application or other filing to be made by the other pursuant to any applicable Law in connection with the Merger Transactions. Parent and Merger Sub shall make any necessary filings under the HSR Act and any other Antitrust Laws no later than five (5) Business Days after execution of this Agreement.

(b)           The parties shall use their reasonable best efforts to resolve as soon as reasonably practicable objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent (which consent will not be unreasonably denied, withheld or delayed), (i) agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries; or (ii) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Authority (A) challenging or seeking to restrain or prohibit the consummation of the Merger Transactions, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger Transactions; (C) seeking to directly or indirectly impose limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, Class A Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Common Stock, Class A Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively; or (D) seeking to (1) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (2) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their respective businesses in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall consult with each other in advance of, and reasonably consider each other’s views concerning, all communications, whether written or oral, with a Governmental Authority regarding this Agreement or the Merger Transactions. Materials provided to the other party or its counsel may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements or applicable Law, or (z) as necessary to address reasonable attorney client privilege or confidentiality concerns. Subject to the relevant Governmental Authority’s permission, each of Parent and the Company shall provide the other party advance notice of, and permit the other party to attend and participate in, all meetings, conferences and material communications with a Governmental Authority regarding this Agreement and the Merger Transactions. Parent shall timely pay all administrative filing fees associated with the filings, registrations, declarations, notices and other submissions required to be made in connection with this Agreement and the Merger Transactions under the HSR Act or any other Competition Law.

(c)            Except as required by this Agreement, the Company shall not take any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay Parent and the Company’s ability to consummate the Merger Transactions or perform its obligations hereunder.

Section 5.7          Public Announcements. The initial press release regarding the Merger Transactions shall be a joint press release by the Company and Parent. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Merger Transactions and shall give each other reasonable opportunity to review and comment upon any such release or statement. Prior to the Closing Date, neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law, Order, or the NYSE requirements. Notwithstanding anything to the contrary in this Agreement, (a) the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.4(e), Section 5.4(f) or Section 5.4(g), and (b) this Section 5.7 shall not apply to any press release or other public statement that is made in the ordinary course of business consistent with past practice and does not relate specifically to the signing of this Agreement or the Merger Transactions.

Section 5.8          Fees and Expenses. Except as otherwise provided in Section 7.6 and Section 5.6(b), whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Merger Transactions (“Expenses”) shall be paid by the party incurring those Expenses.

Section 5.9          Indebtedness; Financing Cooperation.

(a)            Prior to the Closing Date, upon Parent’s request, the Company shall use its commercially reasonable efforts to, and to cause its Subsidiaries to use its commercially reasonable efforts to, (i) obtain from the lenders under the Credit Agreement a customary payoff letter executed by such lenders in respect of all outstanding indebtedness under the Credit Agreement (the “Payoff Letter”), which Payoff Letter shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations under the Credit Agreement as of the Closing Date (the “Payoff Amount”) and (B) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Liens in connection therewith on the assets of the Company or any of its Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, or (ii) facilitate the amendment or modification of the Credit Agreement, including to execute and deliver any agreement, document or instrument reasonably contemplated by such amendment or modification, in each case subject to and effective as of the Closing and on such terms and conditions reasonably satisfactory to Parent.

(b)           If the Parent elects to pursue any bank financing and/or bond offerings for the purpose of financing the Merger Transactions, including the fees and expenses incurred in connection with the Merger Transactions and any repayment or refinancing of debt contemplated by this Agreement (the “Debt Financing”), then prior to the Closing Date and upon Parent’s request, the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use commercially reasonable efforts to, cooperate with Parent, Merger Sub and their respective Representatives in connection with the Debt Financing, including by using commercially reasonable efforts to:

(i)             provide the financial statements and other pertinent information regarding the Company and its Subsidiaries and Merger Transactions as may be reasonably requested in connection with the Debt Financing, including in connection with (A) the preparation of rating agency presentations, lender presentations, offering documents, information memoranda, road show presentations and similar documents (collectively, “Marketing Materials”), (B) the preparation of pro forma financial statements, and (C) due diligence investigations by any lenders, arrangers and bookrunners or their Representatives;

(ii)            cause its Representatives to participate, at reasonable times and locations and upon reasonable notice, in a reasonable number of meetings, conference calls, presentations, road shows, due diligence sessions, sessions with rating agencies and other marketing efforts by Parent, Merger Sub, any lenders, arrangers and bookrunners and their respective Representatives with respect to the Debt Financing;

(iii)           facilitate the pledging of collateral (including by cooperating in connection with the payoff of existing indebtedness) and the release of related Liens and the termination of security interests (including by delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering payoff letters and/or UCC-3 or equivalent financing statements or termination notices), in each case subject to and effective as of the Closing;

(iv)          take all corporate actions (which actions shall be subject to, and shall not be effective prior to the Closing) reasonably required (A) to authorize the execution by the Company or any of its Subsidiaries into each definitive document relating to the Debt Financing to which it is specified to be a party and (B) to permit the consummation of the Debt Financing and the granting and perfection of security interests in collateral with respect thereto;

(v)           provide customary authorization to the Debt Financing Parties authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders;

(vi)          obtain from the Company’s independent accountants consents to the use of their reports in materials relating to the Debt Financing and customary “comfort letters” (including customary negative assurances and “bring-down” letters on customary terms); and

(vii)         provide all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2000;

provided that nothing in this Section 5.9(b) shall require the Company or any of its Subsidiaries or any Representative thereof (A) to execute, deliver or enter into or perform any agreement, document or instrument that is not contingent upon the occurrence of the Closing (other than customary authorization letters included in the Marketing Materials) or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that is not contingent on the occurrence of the Closing, (B) to provide cooperation to the extent that such cooperation would, in the good faith determination of the Company, interfere unreasonably with the business or operations of the Company or its Subsidiaries, (C) bear any cost or expense other than de minimis cost or expenses (which will be reimbursed by Parent if the Closing does not occur), pay any commitment or other fee, enter into any definitive agreement, incur any other Liability, make any other payment or agree to provide any indemnity in connection with any of the foregoing prior to the Effective Time, (D) to waive or amend any provision of this Agreement or (E) to take any action that would conflict with or violate Law or the Organizational Documents of such Person.

(c)           The Company hereby consents to the reasonable use, in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries, of the trademarks, service marks and logos of the Company and its Subsidiaries in connection with the syndication, underwriting, marketing and consummation of the Debt Financing.

(d)           All confidential or proprietary information provided by the Company or any of its Subsidiaries or Affiliates, or by any Representative of the Company or of any of its Subsidiaries or Affiliates, in connection with the Debt Financing shall be kept confidential in accordance with the Confidentiality Agreement, and Parent shall use commercially reasonable efforts to cause any lenders, arrangers and bookrunners, rating agency or prospective lender receiving any such information from Parent or its Representatives pursuant to Section 5.9(b)(i) or Section 5.9(b)(ii) to enter into a customary confidentiality undertaking with respect to such information, as a condition to receiving the same.

Section 5.10        Rule 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of the Company’s equity securities (including derivative securities) pursuant to the Merger Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11        Notification of Certain Matters(a)      . Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of the following: (i) the occurrence of any matter or event that has resulted or, if left uncured, would reasonably be expected to result, in any Offer Condition or condition set forth in Section 6.1 not being satisfied; (ii) any written notice or other communication from any Person (other than a Governmental Authority) alleging that notice to or consent of such Person is required in connection with the Merger Transactions; (iii) any written notice or other communication from NASCAR or a material vendor or sponsor to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Merger Transactions; (iv) any material written notice or other material communication from any Governmental Authority in connection with the Merger Transactions, and a copy of any such notice or communication shall be furnished to Parent, together with the Company’s written notice; (v) any filing or notice made by the Company with any Governmental Authority in connection with the Merger Transactions, and a copy of any such filing or notice shall be furnished to Parent together with the Company’s written notice; and (vi) any Legal Actions commenced, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relate to this Agreement or the consummation of the Merger Transactions; provided, however, that, in each case, no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. With respect to any Legal Actions commenced, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that relates to this Agreement or the Merger Transactions, the Company shall keep Parent reasonably informed, consult with Parent regarding and give Parent the opportunity to participate in the defense and settlement of any such Legal Action. None of the Company or its Subsidiaries or any of their respective Representatives shall agree to or propose any settlement of any such Legal Action without Parent’s prior written consent.

Section 5.12        Stock Exchange Delisting; Exchange Act Deregistration. The Company shall cooperate with Parent and shall use its reasonable best efforts prior to the Closing Date to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Common Stock from NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Closing Date.

Section 5.13        Rule 14d-10. Prior to the Offer Acceptance Time, the Company (acting through the Compensation Committee) will take such steps as are required to cause each Compensation Arrangement that has not previously been subject to the Compensation Arrangement Approvals described in Section 3.16(n) to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 5.14       Takeover Laws. The Company shall each use its reasonable best efforts to (a) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Merger Transactions and refrain from taking any actions that would cause the applicability of such Laws and (b) if the restrictions of any Takeover Law become applicable to any of the Merger Transactions, take all action necessary to ensure that the Merger Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Merger Transactions.

Section 5.15        FIRPTA Certificate; Title Insurance.

(a)           Immediately prior to the Effective Time, the Company shall deliver to Parent a statement from the Company, signed by an authorized officer of the Company, that the Company is not, and has not been at any time during the three years preceding the date of such statement, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)           In the event Parent desires to seek and obtain title insurance on the Owned Real Property, the Company shall cooperate with Parent in obtaining such policies, including executing and delivering affidavits and certificates required by the title insurance company to issue a title policy in connection with the consummation of the Merger Transactions, including, without limitation, a Non-Imputation Endorsement in the form required by the title insurance company.

Section 5.16        Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of the shares of Class A Stock and Common Stock (including derivative securities with respect to such shares) resulting from the Merger Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17        SEC Filings. The Company and Parent shall cooperate with one another (i) to prepare the Company Disclosure Documents and the Offer Documents, (ii) to determine whether any action by or with respect to, or Filing with, the SEC or NYSE is required to be obtained, taken or made in connection with the Merger Transactions, (iii) subject to Section 5.6(b), to take any such action, make any such Filing and seek any such consent, approval or waiver and (iv) to furnish any information required in connection with any of the foregoing. The Company and its Representatives, on the one hand, and Parent and its Representatives, on the other hand, may not communicate in writing with the SEC or its staff with respect to any Company Disclosure Documents or the Offer Documents, as the case may be, without first providing the other party a reasonable opportunity to review and comment on such written communication, and each party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Company Disclosure Documents or the Offer Documents, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Company Disclosure Documents or the Offer Documents, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

Section 5.18        Merger Without Meeting of Stockholders. The Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL. The parties shall take all actions necessary and appropriate (a) to cause the Merger to be effective, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL, as soon as practicable following the Offer Acceptance Time and (b) to cause the shares of Common Stock and Class A Stock accepted for payment pursuant to the Offer to be transferred to (and registered in the name of) Merger Sub as soon as practicable after the Offer Acceptance Time and prior to the Effective Time.

Section 5.19        Affiliate Transactions The Company shall cause (i) all Affiliate Transactions to be terminated, in each case without further Liability or obligation (contingent or otherwise) of any party thereunder, with such termination to be effective immediately prior to the Closing and (ii) any and all Liabilities of the Company and its Subsidiaries in connection with such Affiliate Transactions to be extinguished with no payment or obligation of the Company or any of its Subsidiaries outstanding as of the Closing. The Company will provide Parent with a reasonable opportunity to review and comment on any documents, agreements, instruments, resolutions, consents and filings related to such terminations.

Section 5.20        Resignation of Directors. To the extent requested by Parent, the Company shall cause to be delivered to Parent resignations by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Article VI
CONDITIONS

Section 6.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)           No Orders, Laws or Legal Actions. No Governmental Authority shall have enacted, issued, promulgated or entered any Order or Law, whether temporary, preliminary or permanent, that enjoins, restrains or otherwise prohibits consummation of the Merger. There shall not be instituted and pending any Legal Action of any kind or character by any Governmental Authority against Parent, the Company, or their respective Affiliates challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to enjoin, restrain or otherwise prohibit consummation of the Merger.

(b)           Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have irrevocably accepted for payment all shares of Common Stock and Class A Stock validly tendered and not properly withdrawn pursuant to the Offer.

Section 6.2          Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of, or failure to perform with respect to, any provision of this Agreement, including Section 5.6.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1         Termination by Mutual Consent. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by mutual written consent of Parent and the Company.

Section 7.2         Termination by Either Parent or the Company. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by either Parent or the Company:

(a)            if the Offer Acceptance Time has not occurred by March 8, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement if such party’s material breach of any provision of this Agreement is the primary cause of the failure of the Offer Acceptance Time to occur by the Outside Date;

(b)           if any Law or Order having the effect set forth in paragraph (b) (Laws and Orders) of Annex I shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party to this Agreement if such party’s material breach of any provision of this Agreement is the primary cause of the occurrence of such Law or Order; or

(c)            if the Offer (as it may have been extended pursuant to and in accordance with this Agreement) shall have expired at a time when the Minimum Condition shall not have been satisfied and without the acceptance for payment of shares of Common Stock and Class A Stock pursuant to the Offer; provided, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to any party to this Agreement if such party’s material breach of any provision of this Agreement is the primary cause of the failure of the Offer Acceptance Time to occur by the Outside Date.

Section 7.3         Termination by Parent. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by Parent; provided, that, the Parent’s right to terminate this Agreement under Section 7.3(d) shall expire five (5) Business Days following the date hereof and after such expiration the Parent shall have no right to terminate this Agreement under Section 7.3(d):

(a)            if the Company breaches any of its representations or warranties, or fails to perform any of its covenants or agreements contained in this Agreement and which breach or failure (i) would give rise to the failure of a condition set forth in paragraphs (d) (Representations and Warranties), (e) (Compliance with Covenants) or (f) (Company Material Adverse Effect Condition) of Annex I if such condition were tested immediately prior to the termination of this Agreement and (ii) by its nature cannot be cured or has not been cured by the Company by the earlier of (A) the Outside Date and (B) the date that is 20 Business Days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in material breach of their respective representations or warranties or then materially failing to perform their respective covenants or agreements contained in this Agreement;

(b)           following an Adverse Recommendation Change, or a Willful and Material Breach by the Company of its obligations under Section 5.4 (No Solicitation);

(c)            if the Offer shall have expired or been terminated without the acceptance for payment of shares of Common Stock and Class A Stock pursuant to the Offer due to a failure of any Offer Condition (other than any Offer Condition that, by its nature, is to be satisfied immediately prior to the Acceptance Time); provided, that the right to terminate this Agreement under this Section 7.3(c) shall not be available to Parent if Parent or Merger Sub’s material breach of any provision of this Agreement is the primary cause of the failure of any Offer Condition to be satisfied prior to the Expiration Time; or

(d)           if the NASCAR Approval, in a form reasonably satisfactory to Parent, is not obtained.

Section 7.4         Termination by the Company. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by the Company:

(a)            in order to enter into, concurrently with the termination of this Agreement, an Acquisition Agreement pursuant to and in accordance with Section 5.4(e); provided that prior to or concurrently with such termination the Company pays the Company Termination Fee under Section 7.6(b)(i);

(b)           if Parent or Merger Sub breaches any of their respective representations or warranties, or fails to perform any of their respective covenants or agreements contained in this Agreement and which breach or failure (i) would, individually or when aggregated with any such other breaches of failures, reasonably be expected to result in a Parent Material Adverse Effect and (ii) by its nature cannot be cured or has not been cured by Parent or Merger Sub, as applicable, by the earlier of (A) the Outside Date and (B) the date that is 20 Business Days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants or agreements contained in this Agreement; or

(c)            if (i) all of the Offer Conditions shall have been satisfied or waived at the Expiration Time (other than any Offer Condition that, by its nature, is to be satisfied at the Offer Acceptance Time), (ii) Merger Sub shall have failed (or Parent shall have failed to cause Merger Sub) to accept for payment in accordance with Section 1.1(e) all shares of Common Stock and Class A Stock validly tendered and not properly withdrawn pursuant to the Offer, (iii) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to Section 7.4(c), (iv) all of the Offer Conditions remain satisfied throughout such three (3) Business Day period, and (v) the Offer Acceptance Time shall not have occurred by the end of such three (3) Business Day period.

Section 7.5          Effect of Termination. In the event of termination of this Agreement as provided in this Article VII, notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and of no effect, without any Liability or obligation on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates; provided, that:

(a)            the Confidentiality Agreement, Section 5.3(b), Section 5.7, Section 5.8, this Section 7.5, Section 7.6 and Article VIII shall survive the termination hereof;

(b)           the Company may have Liability as provided in Section 7.6; and

(c)            no such termination shall relieve the Company, Parent or Merger Sub from any Liability resulting from a Willful and Material Breach of this Agreement or for fraud.

Section 7.6          Fees Following Termination.

(a)           Except as set forth in this Section 7.6 and Section 5.6(b), all Expenses incurred in connection with this Agreement and the Merger Transactions shall be paid in accordance with the provisions of Section 5.8.

(b)           The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee:

(i)             if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made concurrently with such termination;

(ii)            if this Agreement is terminated by Parent pursuant to Section 7.3(b), in which case payment shall be made within five Business Days following such termination; or

(iii)           if (A) a Takeover Proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced or made to the Company Board in writing, in each case prior to the Offer Acceptance Time and not subsequently withdrawn, (B) thereafter this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.2(a) or Section 7.2(c) and there shall not have been a failure of an Offer Condition set forth in clause (b) (Laws and Orders) or (c) (Governmental Consents) of Annex I or (y) by Parent pursuant to Section 7.3(a) and (C) within 12 months following the date of such termination set forth in clause (B) of this Section 7.6(b)(iii), the Company enters into a definitive Contract with respect to any transaction specified in the definition of “Takeover Proposal” or any such transaction is consummated, in each case whether or not involving the same Takeover Proposal or the Person making the Takeover Proposal referred to in clause (A), in which case payment shall be made within five Business Days following the earlier of the date on which the Company (1) enters into such Contract or (2) consummates such transaction. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” shall be deemed to be replaced by “50%”.

(c)           For purposes of this Agreement, the “Company Termination Fee” means an amount in cash equal to $5,100,000.

(d)           The parties acknowledge and agree that the Company Termination Fee, if, as and when required to be paid pursuant to this Section 7.6 shall not constitute a penalty but will be liquidated damages, and that the amount thereof is a reasonable amount that will compensate the party receiving such funds in the circumstances in which it is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger Transactions, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and agree that in no event shall either the Company be required to pay the Company Termination Fee or any portion thereof, as the case may be, on more than one occasion.

(e)           Parent and the Company acknowledge that the fee and other provisions of this Section 7.6 are an integral part of the Merger Transactions and that without these agreements, Parent and the Company would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.6, and, in order to obtain the payment, Parent commences a Legal Action which results in a judgment against the Company for the payment set forth in this Section 7.6, the Company shall pay the other party’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Action, in addition to any other amounts due pursuant to this Section 7.6, together with interest on each such amount at the prime rate as published in The Wall Street Journal in effect on the date each such payment was required to be made through the date each such payment was actually received.

(f)            Except in the case of the Company’s fraud, (i) Parent’s right to receive the Company Termination Fee if, as and when required to be paid pursuant to this Section 7.6 shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub against the Company, its Subsidiaries, and their respective Associated Parties or Representatives, and any Associated Party of such Associated Parties for any damages suffered as a result of the failure of the Merger Transactions to be consummated, and (ii) upon payment of such amount, no Person shall have any rights or claims against any of the Company, its Subsidiaries, or any of their respective Associated Parties or Representatives, or any Associated Party of such Associated Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company, its Subsidiaries, or any of their respective Associated Parties or Representatives, or any Associated Party of such Associated Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the Merger Transactions; provided that nothing in this Section 7.6(f) shall impair the rights of Parent and Merger Sub under Section 8.16, it being understood that in no event shall Parent and Merger Sub be entitled to specific performance set forth in Section 8.16 and to receive the Company Termination Fee pursuant to this Section 7.6(b). Except in the case of the Company’s fraud, in the event Parent has received all amounts to which it is entitled pursuant to this Section 7.6, none of the Company, its Subsidiaries, or any of their respective Associated Parties or Representatives, nor any Associated Party or such Associated Parties shall have any further Liability under this Agreement or in connection with the Merger Transactions.

(g)           Except as expressly provided in Section 7.4, Section 7.5 and Section 7.6(f), nothing in this Agreement shall limit any party’s rights or remedies with respect to any breach by any other party of its respective obligations under this Agreement, including without limitation the parties’ right to seek specific performance pursuant to Section 8.16.

Article VIII
MISCELLANEOUS

Section 8.1          Certain Definitions. For purposes of this Agreement:

(a)           “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, on terms no less favorable (except with respect to standstill provisions) to the Company than those contained in the Confidentiality Agreement.

(b)          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c)           “Associated Party” means, with respect to any Person, such Person’s former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees.

(d)           “Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York, are authorized or required by Law to close.

(e)           “Company Equity Plan” means the Dover Motorsports, Inc. 2014 Stock Incentive Plan.

(f)           “Company Material Adverse Effect” means any fact, change, event, violation, inaccuracy, circumstance or occurrence that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) has prevented, impeded or materially delayed, or would reasonably be expected to prevent, impede or materially delay, the consummation by the Company of any of the Merger Transactions; provided, that the term “Company Material Adverse Effect” shall not include any such fact, change, event, violation, inaccuracy, circumstance or occurrence relating to or arising from (A) changes in general economic or political conditions or the financial or capital markets in the United States or in other territories in which the Company and its Subsidiaries operate, (B) changes generally affecting the industry in which the Company and its Subsidiaries operate, (C) acts of war, terrorism, epidemics or pandemics (including COVID-19) or natural or man-made disasters, (D) the announcement, pendency or performance of the Merger Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or any of its Subsidiaries (except that this clause (D) shall not apply to the term “Company Material Adverse Effect” as used in any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the consummation of the Merger Transactions, or the performance of obligations hereunder), (E) changes in GAAP or Law (or interpretation or enforcement thereof), (F) changes in the market price or trading volume of the shares of Common Stock (provided that, to the extent not subject to any of the other exceptions herein, any fact, change, event, violation, inaccuracy, circumstance or occurrence underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect) or (G) the failure of the Company and its Subsidiaries to meet internal or analysts’ expectations or projections, performance measures, operating statistics or revenue or earnings predictions (provided that, to the extent not subject to any of the other exceptions herein, any fact, change, event, violation, inaccuracy, circumstance or occurrence underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect) other than, in the case of any of clauses (A), (B), (C) and (E), for such changes or events that have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (which shall be taken into account in determining whether there has been a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect thereof).

(g)           “Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement.

(h)           “Company SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company, including any financial statements or schedules therein, any exhibits and schedules thereto and any other information (whether financial or non-financial) incorporated therein.

(i)            “Competition Law” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act (in each case, as amended), or any other federal, state, local or non-United States Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

(j)            “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

(k)            “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof, including the delta and lambda variants.

(l)            “COVID-19 Measures” means any public health, quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, or safety Law, requirement, directive or mandate promulgated by any Governmental Authority, in each case in connection with or in response to COVID-19.

(m)          “Credit Agreement” means that certain Credit Agreement dated as of April 12, 2011 by and among the Company, Dover International Speedway Inc., Nashville Speedway USA, Inc., PNC Bank, National Association, RBS Citizens, N.A., and Wilmington Savings Fund Society, FSB, as the same may be amended, modified, supplemented, restated or amended and restated from time to time, including by (i) that certain Modification Letter to Credit Agreement dated October 2, 2012 by and among the Company, Dover International Speedway Inc., Nashville Speedway USA, Inc. and RBS Citizens, N.A., (ii) that certain Loan Modification and Reaffirmation Agreement dated as of April 29, 2013 by and among the Company, Dover International Speedway Inc., Nashville Speedway USA, Inc. and RBS Citizens, N.A., (iii) that certain Third Loan Modification and Reaffirmation Agreement dated as of September 16, 2016 by and among the Company, Dover International Speedway Inc., Nashville Speedway USA, Inc. and RBS Citizens, N.A., (iv) that certain Fourth Loan Modification and Reaffirmation Agreement dated as of September 24, 2019 by and among the Company, Dover International Speedway Inc., Nashville Speedway USA, Inc. and RBS Citizens, N.A., and (v) that certain Fifth Loan Modification and Reaffirmation Agreement dated as of February 25, 2021 by and among the Company, Dover International Speedway Inc., Nashville Speedway USA, Inc. and RBS Citizens, N.A.

(n)           “Data” means all data contained in the systems, databases, files or other records of the Company and all other information and data compilations used or owned by Company or any of its Subsidiaries, whether or not in electronic form, including but not limited to Personal Data, user account data.

(o)           “Data Breach” means (i) the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data transmitted, stored, or otherwise Processed by or on behalf of the Company or any of its Subsidiaries, (ii) any breach of Personal Data that would otherwise give rise to any obligations on behalf of the Company or any of its Subsidiaries under Privacy and Information Security Requirements, (iii) unauthorized access or impairment of the Company’s IT Assets or any critical system of the Company’s or its Subsidiaries’ service providers, or (iv) unauthorized access or acquisition of Data Processed by, or on behalf of, the Company or any of its Subsidiaries, including by the Company’s (or its Subsidiaries’) service providers.

(p)           “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(q)           “Environmental and Safety Laws” means all Laws concerning protection of natural resources and the environment, pollution, and protection of human or employee health and safety arising out of exposure to Hazardous Materials, including regulation of Hazardous Materials, and including, without limitation, the federal Clean Air Act, 33 U.S.C. § 2601 et seq., Clean Water Act, 33 U.S.C. § 1251 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Comprehensive Environmental Response and Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC § 11001 et seq., Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq., Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301 et seq., and any similar implementing or successor law or regulation, and their state and local counterparts.

(r)            “Excess Land” means the real property parcels located adjacent to the Nashville Superspeedway and identified by numbers 1, 2, 3, 4, 5, 6 and 8 set forth on Section 8.1(r) of the Company Disclosure Schedule.

(s)            “Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

(t)            “Governmental Authority” means (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, including the NYSE, or (iii) any political subdivision of any of the foregoing.

(u)           “Hazardous Materials” means any element, compound, substance, waste, pollutant, contaminant, or other material that is regulated under any Environmental and Safety Laws or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental and Safety Laws to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning toxic substance including without limitation any petroleum product or by-product (including crude oil or any fraction thereof), asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), per- and polyfluoroalkyl substances (PFAS), radioactive material or radon, or urea formaldehyde foam insulation.

(v)           “Intellectual Property” means all rights with respect to: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor; (iii) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (iv) Trademarks; (v) Trade Secrets; and (vi) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing.

(w)          "Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property Rights that are used or held for use in the conduct of the business of the Company or a Subsidiary and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

(x)            “Intervening Event” means any material event, development or change of circumstances (other than (i) a Takeover Proposal, (ii) changes in the price of the Common Stock, or (iii) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period) that was not known to, or reasonably foreseeable by, the Company Board or any committee thereof prior to the execution and delivery of this Agreement.

(y)           “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned, licensed, leased, or otherwise controlled by the Company or any of its Subsidiaries (excluding any public networks).

(z)            “Knowledge” or “knowledge” means (i) when used with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.1(z) of the Company Disclosure Schedule and (ii) when used with respect to Parent, the actual knowledge after reasonable inquiry of any of the officers or directors of Parent or Merger Sub.

(aa)      “Law” means any law, common law, statute, consent decrees of the United States of America, or any other country or any state, province, county, city, municipality, town, or other political subdivision thereof, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders.

(bb)      “Liability” or “Liabilities” means any liability, Indebtedness, other indebtedness or obligation of any kind (whether accrued or unaccrued, absolute, asserted or unasserted, billed or unbilled, liquidated or unliquidated, due or become due, vested or unvested, actual or contingent, matured or unmatured, determined or undeterminable, indirect, conditional, or otherwise).

(cc)      “Licensed Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries holds any rights or interests granted by other Persons.

(dd)      “Liens” means any mortgages, liens, pledges, security interests, hypothecations, claims, deeds of trust, options, rights of first offer or refusal, restrictions on transfer, charges, or other encumbrances in respect of any property or asset.

(ee)      “NASCAR” means NASCAR Event Management, LLC.

(ff)       “Off-the-Shelf Software” means software generally publicly available for an annual or one-time license fee of no more than $50,000 in the aggregate.

(gg)      “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

(hh)      “Owned Intellectual Property” means all Intellectual Property related to the business of the Company and its Subsidiaries that is owned by either the Company or any of its Subsidiaries, as the case may be.

(ii)           “Panattoni Land” means the 734.6 acres of real property described on Section 8.1(ii) of the Company Disclosure Schedule.

(jj)        “Parent Material Adverse Effect” means any material adverse effect that materially delays, interferes with, hinders or impairs the consummation by Parent or Merger Sub of any of the Merger Transactions on a timely basis.

(kk)      “Permitted Lien” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, in the aggregate, are not material in amount, (iv) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business, (v) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) do not materially interfere with the present use of such real property and (B) do not have a material impact on the market value of such real property, and (vi) Liens expressly disclosed on the Company’s balance sheet (including the notes thereto).

(ll)        “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(mm)    “Personal Data” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered "personally identifiable information," "personal information," or "personal data" under any Law.

(nn)     “Privacy and Information Security Requirements” means (i) all Laws related to the Processing of Personal Data or otherwise relating to consumer protection, privacy, or cybersecurity, Data Breach, data-related notifications, including, but not limited to, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children's Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, and all other similar international, federal, state, provincial, and local Laws to the extent applicable to the Company and its Subsidiaries; (ii) the Company’s and its Subsidiaries’ internal and external privacy policies posted by the Company or its Subsidiaries in respect of its Processing of Personal Data; (iii) the Payment Card Industry Data Security Standard or any other industry standard to which the Company or any of its Subsidiaries is regulated by, contractually bound, or otherwise have agreed to comply with; or (iv) applicable provisions of Contracts related to the Processing of Personal Data or otherwise relating to consumer protection, privacy and security of Data or a Data Breach.

(oo)        “Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on Data or on sets of Data, or other activity regarding Data (whether electronically or in any other form or medium).

(pp)      “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.

(qq)      “Restrictive CCRs” means any Liens, conditions, encroachments, easements, covenants, rights of way, and restrictions that either (i) do not also affect the Panattoni Land or (ii) would not reasonably be expected to have a material adverse impact on the market value of the Excess Land.

(rr)        “Rights” or “rights” means any rights, title, interest or benefit of whatever kind or nature.

(ss)      “Rights Agreements” means (i) that certain Rights Agreement With Respect to Common Stock dated as of June 14, 2016 by and between the Company and Computershare Inc., and (ii) that certain Rights Agreement With Respect to Class A Common Stock dated as of June 14, 2016 by and between the Company and Computershare Inc.

(tt)        “Sanction Agreements” means, collectively, (i) that certain Sanction Agreement NASCAR National Series, dated September 14, 2021, by and between Dover International Speedway, Inc. and NASCAR; (ii) that certain Sanction Agreement NASCAR Cup Series, dated June 1, 2020, by and between Nashville Speedway, USA, Inc. and NASCAR, (iii) that certain Sanction Agreement NASCAR Xfinity Series, dated September 14, 2021, by and between Nashville Speedway, USA, Inc. and NASCAR, and (iv) that certain Sanction Agreement NASCAR Camping World Truck Series, dated September 14, 2021, by and between Nashville Speedway, USA, Inc. and NASCAR.

(uu)      “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the equity interests, capital stock, voting stock or other equity or voting interests of such other Person.

(vv)      “Superior Proposal” means any bona fide written Takeover Proposal that the Company Board or any committee thereof or subcommittee thereof has determined in its good faith judgment (i) after taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 5.4(e), would be more favorable to the Company’s stockholders from a financial point of view than the Merger Transactions and (ii) is reasonably likely to be consummated, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

(ww)     “Takeover Proposal” means any proposal, offer, inquiry or indication of interest from any Person relating, directly or indirectly, to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving 15% or more of the capital stock of the Company or consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or that generate, in the aggregate, 15% or more of the consolidated revenues of the Company and its Subsidiaries, (iii) a purchase or other acquisition or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 15% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

(xx)          “Tax Returns” means any and all reports, returns, declarations, claims for refund, information reports or returns or statements required to be supplied to a Governmental Authority or required by a Governmental Authority to be collected and maintained in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(yy)      “Taxes” means any and all federal, state, local or foreign taxes, levies, imposts, duties, and similar governmental charges or fees (including any interest, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (ii) ad valorem, value added, capital gains, sales, goods and services, use, excise, stamp, real or personal property, capital stock, business, license, branch, profits, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes.

(zz)       “Trade Secrets” means information, including a formula, algorithm, data architecture, pattern, compilation, program, device, method, technique, know-how or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(aaa)    “Trademarks” means, trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore.

(bbb)   “Willful and Material Breach” means a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be expected to cause a breach of this Agreement.

Section 8.2          Interpretation. Unless the express context otherwise requires: (a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean U.S. dollars; (d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits of Annexes of this Agreement unless the context otherwise requires; (e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender shall include each other gender; (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 8.2(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (j) the word “or” shall be disjunctive but not exclusive; (k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; (m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; (o) references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”; and (p) the phrase “made available” or “provided to” when used in reference to the Company having made or making items or information available to, or to having provided information to, Parent or any of its Representatives means that such items or information were made available by the Company or its Representatives by e-mail to Parent or its Representatives.

Section 8.3          No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.4          Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 8.5      Submission to Jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware, County of Newcastle (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court therefrom (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the Merger Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the Merger Transactions in any court other than the Chosen Courts.

Section 8.6      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6.

Section 8.7      Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Speedway Motorsports, LLC

5401 E. Independence Boulevard

Charlotte, NC 28212

Attn: J. Cary Tharrington IV, Executive Vice President and General Counsel

E-mail: ctharrington@speedwaymotorsports.com

with a copy (which shall not constitute notice) to:

Parker Poe Adams & Bernstein LLP

Bank of America Tower

620 South Tyron Street, Suite 800

Charlotte, NC 28202

Attn: James N. Greene III

E-mail: jimmygreene@parkerpoe.com

If to the Company, to:

Dover Motorsports, Inc.

1131 North DuPont Highway

Dover, DE 19901

Attn: Denis McGlynn

E-mail: ceoddedvd@yahoo.com

with a copy (which shall not constitute notice) to each of:

Faegre Drinker Biddle & Reath LLP

1177 Avenue of the Americas

41st Floor

New York, New York 10036

Attn: Joseph L. Seiler

E-mail: joseph.seiler@faegredrinker.com, and

Faegre Drinker Biddle & Reath LLP

1177 Avenue of the Americas

41st Floor

New York, New York 10036

Attn: Marc A. Leaf

E-mail: marc.leaf@faegredrinker.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile and electronic mail, on the day on which such facsimile and electronic mail were sent; provided, that receipt is confirmed, (c) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 8.8      Amendment. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that following the Offer Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Prices. This Agreement may not be amended or supplemented after the Effective Time.

Section 8.9      Extension; Waiver. At any time before the Offer Acceptance Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 8.10    Entire Agreement. This Agreement (including the Exhibits and Annexes hereto), the Company Disclosure Schedule, the Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 8.11    No Third-Party Beneficiaries. Except (a) as provided in Section 5.5, Section 7.6(f), Section 8.16 and Section 8.18, (b) if the Offer Acceptance Time occurs, for the rights of holders of Common Stock and Class A Stock that validly tendered their shares in the Offer to receive the Offer Prices in respect of such shares and (c) if the Effective Time occurs, for the rights of the holders of Common Stock and Class A Stock to receive the Merger Consideration and for the rights of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.3, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.13    Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.14    Company Disclosure Schedule and SEC Document References.

(a)             The parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b)            The parties hereto agree that any information contained in any part of any Company SEC Documents described in the first sentence of Article III shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information concurrently with such representations and warranties, together with the Company Disclosure Schedule, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, and excluding any information incorporated by reference or exhibits attached to any of the foregoing.

Section 8.15    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. No assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment not permitted hereby shall be null and void.

Section 8.16    Specific Performance. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by such part(y)(ies) in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that: (a) the Company, on the one hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by Parent and/or Merger Sub and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts; and (b) Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the Company, and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts; in each such case without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral by Parent in connection therewith. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree(s) not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.17    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

Section 8.18    Non-Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the Merger Transactions or the negotiation, execution, performance or non-performance of this Agreement or the Merger Transactions (including any representation or warranty made in or in connection with this Agreement or the Merger Transactions) may be made by any party hereto only against the Persons that are expressly identified as parties hereto or thereto. In no event shall any named party to this Agreement have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any named party to this Agreement that is not itself a named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any Liabilities arising under, in connection with or related to this Agreement, or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.18.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date set forth on the cover page of this Agreement.

DOVER MOTORSPORTS, INC.

By:	/s/ Denis McGlynn
Name: Denis McGlynn
Title: Chief Executive Officer and President

SPEEDWAY MOTORSPORTS, LLC

By:	/s/ Marcus G. Smith
Name: Marcus G. Smith
Title: Chief Executive Officer and President

SPEEDCO II, INC.

By:	/s/ Marcus G. Smith
Name: Marcus G. Smith
Title: Chief Executive Officer and President

Annex I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or pay for, and, subject to such rules and regulations, may delay the acceptance for payment or payment for, any shares of Common Stock and Class A Stock validly tendered and not properly withdrawn pursuant to the Offer and may terminate or amend the Offer in accordance with the terms of this Agreement, if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:

(a)             Minimum Condition. The number of shares of Common Stock and Class A Stock validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h)(6) of the DGCL), together with any shares of Common Stock and Class A Stock otherwise owned by Merger Sub or its Affiliates, do not represent at least one share more than 50% of the aggregate voting power of all issued and outstanding shares of Common Stock and Class A Stock combined (the “Minimum Condition”).

(b)             Laws and Orders. Any Law or Order shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger that, directly or indirectly, (i) renders illegal, delays materially or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, some or all of the shares of Common Stock or Class A Stock by Merger Sub or the consummation of the Merger by the Company, Parent or Merger Sub, (y) imposes or confirms any limitation on the ability of Parent or Merger Sub or any Affiliate of the foregoing to exercise full rights of ownership of the shares of Common Stock or Class A Stock to be acquired by Parent and Merger Sub in the Offer or the Merger, or (z) compels Parent, Merger Sub or the Company or any Affiliate of the foregoing to take any action not required to be taken (or not permitted to be taken without Parent’s consent) pursuant to the terms of this Agreement, including as contemplated by Section 5.6 enjoining or otherwise prohibiting consummation of the Offer or the Merger. There shall not be instituted and pending any Legal Action of any kind or character that seeks any remedy or that, assuming such Legal Action was determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have any effect described in the preceding sentence.

(c)             Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired, the early termination thereof shall not have been granted or any other approvals required thereunder shall not have been obtained and there shall not be in effect any voluntary agreement between the Company and the Federal Trade Commission or the Department of Justice pursuant to which the Company has agreed not to consummate the Offer or the Merger for any period of time that has not yet passed.

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(d)             Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.12(b) and Section 3.30 shall not be true and correct in all respects as of the date of the Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time, (ii) set forth in Section 3.8(a), Section 3.8(c) and Section 3.8(g) shall not be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub as contemplated by Article I and Article II of the Agreement), as of the date of the Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.1, Section 3.3, Section 3.4, Section 3.22(f), Section 3.27, Section 3.28 and Section 3.29 shall not be true and correct in all material respects as of the date of the Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in the Agreement, other than those Sections specifically identified in clause (i) through (iii) of this paragraph (d), shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)             Compliance with Covenants. The Company shall not have complied with or performed in all material respects all of its obligations, covenants and agreements required to be complied with or performed by it prior to the Expiration Time.

(f)              Company Material Adverse Effect Condition. Since the date of the Agreement there shall have been any effect, development, change, event, state of circumstances of facts or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(g)             Merger. The consummation of the Merger shall not be reasonably capable of occurring immediately following the Expiration Time.

(h)             No Termination of Agreement. The Agreement shall have been terminated in accordance with Article VII.

(i)              Certificate. Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the date the Offer Acceptance Time occurs, certifying that the conditions set forth in clauses (d) or (e) hereof have been satisfied.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, other than the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their respective sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent permitted by applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed unless specifically defined in this Annex I.